HRBN : Vendor Due Diligence Report

February 8, 2011

Reliance Restricted

Ernst & Young

Ernst & Young (China) Advisory Limited Beijing Branch
Level 5, Ernst & Young Tower
Oriental Plaza
No.1 East Chang An Avenue
Beijing, China 100738

Reliance Restricted

Special Committee of the Board of Directors
Harbin Electric Inc.
No. 9 Ha Ping Xi Lu
Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu, Harbin
China 150060

January 15, 2011

Harbin Electric Inc ("HRBN") – Project HRBN

In accordance with your instructions, we have prepared a report on the basis described in our engagement agreement dated December 16, 2010 (the "Engagement Agreement") in connection with the proposed transaction involving Harbin Electric Inc. and its subsidiaries (the "Transaction"). The engagement agreement contains important information that should be read for a proper understanding of our work and report.

Our report has been prepared so that you can make it available to interested parties on the basis set out in the Engagement Agreement as part of the privatization process and, accordingly, we only accept responsibility for any use which is made of the report on the basis of the Engagement Agreement.

Purpose of our report and restrictions on its use and disclosure

This report was prepared on the specific instructions of the Special Committee of the Board of Directors ("Vendor" or "Client") solely for the benefit of the privatization parties (the "Parties") to whom we have agreed to accept a duty of care in connection with the Transaction and should not be used or relied upon for any other purpose.

This report (or any portion or summary of it) may not be quoted, referred to or shown to any other parties except as provided in the Engagement Agreement, including the sections headed "Purpose of the Services" and "Disclosure of our report" in the Statement of Work (Appendix A) and Sections 11 to 15 of the General Terms and Conditions (Appendix C) of the Engagement Agreement.

We accept no responsibility or liability to any person other than to our client, or to such party that we have agreed in writing to accept a duty of care in respect of this report, and accordingly if such other persons choose to rely upon any of the contents of this report they do so at their own risk.

Scope and nature of our work

The scope and nature of our work, including the basis and limitations, are detailed in the Engagement Agreement.

The scope of work performed, together with any limitations to the scope encountered during the course of our work, is set out in Appendix B attached to this report titled "Procedures".

This report is based upon the scope of work that was determined by the Client and we did not have the specific interest of any particular purchaser in contemplation when we carried out our work. Accordingly, we may not have addressed issues of relevance to the Parties.

Our report

Our report on the matters within the agreed scope comprises three parts:

Transaction Conclusions, where we summarize our key findings together with references to the supporting analysis, and present our conclusions relevant to the stated key objectives, as set out in appendix B of the Engagement Agreement

Transaction Foundations, where we summarize our findings relating to the financial information on HRBN provided to us

A Databook setting out the key financial information, reconciliations and related analysis collated or performed (as appropriate) by us on this information.

The attached part contains the Transaction Conclusions and Transaction Foundations parts of the report. The Databook is provided under a separate cover

Whilst each part of our report addresses different aspects of the work we have agreed to perform, the entire report should be read for a full understanding of our findings and recommendations.

Our work commenced on December 27, 2010 and was completed on January 15, 2011. Therefore, our report does not take account of events or circumstances arising after that date.

The Databook is organized in the form of an Excel workbook. Please note that it is not a financial model and is not suitable to be used as such. The Databook may not be suitable for purposes other than the specific purpose for which it was prepared.

U.S. federal tax disclosure

The U.S. tax advice contained herein was not intended or written to be used and cannot be used by any taxpayer for the purposes of avoiding penalties under the Internal Revenue Code or applicable U.S. state or local tax laws. The advice was written to support recommending, promoting or marketing of the transaction or the matters addressed by the written advice. Taxpayers other than Client should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

Privilege under IRC section 7525

This report contains communications that may be privileged under Internal Revenue Code section 7525. Providing such information to persons other than HRBN's management, directors, or professional

advisors involved in its preparation or responsible for determining whether to implement the advice may waive such privilege.

Notice of the auditor

The Hold Harmless Letter for audit services has been executed and is set out in appendix E of this report.

If you have any questions on the attached report, please do not hesitate to contact us.

Very truly yours,

Ernst & Young (China) Advisory Limited

Abbreviations

the Group, the Target and the Company	Collectively refers to HRBN, AEM, AAG, HTF, SHTF, SHAAG, WHTF and XTF SIMO and its subsidiaries
US-incorporated companies:	
HRBN	Harbin Electric Inc., a Nevada-incorporated investment holding company
AEM	Advanced Electric Motors, Inc., a Delaware-incorporated investment holding company
AAG	Advanced Automation Group, LLC., a Delaware-incorporated company
PRC major operating subsidiaries:	
HTF	Harbin Tech Full Electric Co., Ltd.
SHTF	Shanghai Tech Full Electric Co., Ltd.
SHAAG	Advanced Automation Group Shanghai Co., Ltd.
SIMO Group	Collectively referred to XTF SIMO and its subsidiaries
WHTF	Weihai Tech Full Simo Motor Co., Ltd. (formerly known as Weihai Hengda Electric Motor (Group) Co., Ltd.)
XTF SIMO	Xi'an Tech Full Simo Motor Co., Ltd.
XTF Lamination	Xi'an Simo Lamination Co., Ltd.
Personnel:	
Yang	Mr. Tianfu Yang, chief executive officer of HRBN
He	Ms. Angela He, the US GAAP reporting accountant of the Group
Jia	Mr. Funing Jia, the deputy director of the Group's Finance department
Ren	Ms. Dongding Ren, Finance manager of HTF
Li	Mr. Kebo Li, Finance manager of WHTF
Luan	Ms. Jing Luan, Chief accountant of SIMO Group

Abbreviations

Other abbreviations	
11m10	11 months ended November 30, 2010
AJE	Audit adjustments journal entries proposed by Frazer Frost, LLP
AP	Accounts payable
AR	Accounts receivable
ASP	Average selling price
AUC	Average unit cost
BS	Balance sheet
BT	Business tax
CapEx	Capital expenditures
CJE	Journal entries proposed by management
CIP	Construction-in-progress
Consol	Consolidation/ consolidated
COS	Cost of sales
Dec09 and Nov10	As of December 31, 2009 and November 30, 2010, respectively
DIO	Days inventory on-hand
DPO	Days payable outstanding
DSO	Days sales outstanding
EBITDA	Earnings before interest, tax, depreciation and amortization
EJE	Elimination journal entries
ERP	Enterprise resource planning
FIE	Foreign invested enterprise
Frazer Frost	Frazer Frost, LLP, the Group's external auditors
FY08 and FY09	Fiscal years ended December 31, 2008 and 2009, respectively

Abbreviations

GP	Gross profit
Historical periods	Refers to FY08, FY09 and 11m10
HR	Human resources
IIT	Individual income tax
Mgt a/c	Management accounts
MOH	Manufacturing overheads
N/A	Not applicable or not available
NOL	Net operating loss
NWC	Net working capital
Oct10	As of October 31, 2010
P&L	Profit and loss accounts
PP&E	Property, plant and equipment
PRC	The People's Republic of China
R&D	Research & Development
Rmb	Renminbi, legal currency of the PRC.
SD	Stamp duty
SG&A	Selling, general and administrative expenses
ULUT	Urban land use tax
US	The United States of America
US$	US dollars, the legal currency of the United States of America. For the historical period, the average exchange rates of the US dollar to the Renminbi were 6.9372 in FY08, 6.8208 in FY09 and 6.7709 in 11m10. The actual year/ period-end exchange rates were 6.8166 and 6.6534 as of December 31, 2009 and November 30, 2010, respectively. WHTF and SIMO Group were acquired by the Group in July 2008 and October 2009, respectively. The average exchange rates of the US dollar to the Renminbi were 6.8292 for the period from July to December 2008 and 6.8180 for the period from October to December 2009.

Abbreviations

US GAAP	Generally Accepted Accounting Principles in the US
WHT	Withholding income tax
WIP	Work-in-progress
Yuan	One Renminbi

Note: All amounts are in thousands of the currency specified unless stated otherwise

Contents

Contents

Transaction Conclusions

Ernst & Young

Summary of findings

Ernst & Young

Subject	Findings	Page
Overview of business portfolio	► HRBN is principally engaged in the manufacture, sale, and research and development of a wide array of electric motors, including linear motors, specialty micro-motors, industrial rotary motors and agricultural rotary motors. The Group has four manufacturing plants located in Harbin, Shanghai, Weihai and Xi'an. The following table shows the sales and gross profit mix by product family as reported by the Group in 11m10:	

Currency: US$000			11m10			Percentage of total	
	Operating			Gross	Gross		Gross
Product family	entity	Location	Revenue	profit	margin (%)	Revenue	profit
Medium to large sized rotary motors	SIMO Group	Xi'an	172,155	52,962	*30.8*	*44.0*	*41.5*
Small to medium sized rotary motors	WHTF	Weihai	86,232	10,044	*11.6*	*22.0*	*7.9*
Linear motors and related systems	HTF	Harbin	70,168	42,463	*60.5*	*17.9*	*33.2*
Specialty micro-motors	SHTF	Shanghai	62,086	21,665	*34.9*	*15.9*	*16.9*
Others			784	609	*43.4*	*0.2*	*0.5*
Total			**391,425**	**127,743**	***32.6***	***100.0***	***100.0***

Source: Sales and gross profit by product family provided by management

► Our analyses below are structured by product family.

Subject	Findings	Page
Medium to large sized rotary motors – sales	► SIMO Group was acquired in October 2009 and has been the biggest revenue and gross profit contributor to the Group. It manufactures industrial rotary motors and sells to a range of customers. Management tends to focus on high-voltage motors in the future.	22-23
Medium to large sized rotary motors – gross margin	► Since being acquired by HRBN, SIMO Group has gone through several operational changes including scaling down the SIMO Lamination operation, switching product portfolio towards high margin products (e.g., high voltage motor), trimming customer base by reducing low margin distributors to high margin end users. As a result, the overall gross margin remained ~31% despite the upward trend of raw material prices.	24-25
Medium to large sized rotary motors – net working capital (NWC)	► SIMO Group's NWC firstly dropped from US$56,829 as of Dec09 to US$41,870 as of Sep10, then increased to US$49,951 as of Nov10, reflecting the operational changes initiated by the management since being acquired.	26

Subject	Findings	Page
Small to medium sized rotary motors – sales	▶ WHTF revenue increased throughout the historical period, mainly attributable to increased sales volumes brought about by the economic stimulus policies.	28-29
Small to medium sized rotary motors – gross margin	▶ WHTF's gross margin remained stable throughout the historical period, as the raw material prices' fluctuations were passed on to customers due to WHTF's superior product quality.	30
Small to medium sized rotary motors – NWC	▶ WHTF's working capital decreased continuously up to Sep09 and increased afterwards, reflecting the shortage of stock resulting from the strong market demand in FY09.	31
Linear motors and related systems – sales	▶ Linear motors and related systems produced by HTF were highly tailor-made products for customers. Revenue growth in 11m10 was mainly derived from the coal transportation train project in Inner Mongolia.	33-34
Linear motors and related systems – gross margin	▶ High gross margin of linear motors and related systems throughout the historical period reflected the advanced technology of the products which enabled HTF to charge a high price.	35-36
Linear motors and related systems – NWC	▶ Due to a longer sales cycle, HTF's net working capital is needed for financing the accounts receivable and prolonged payment from a customer.	37
Specialty micro-motors – sales	▶ Specialty micro-motors revenue was concentrated in the auto parts sector and the top eight customers which represented 98.2% of the specialty micro-motors sales in 11m10.	39
Specialty micro-motors – gross margin	▶ Gross margin of specialty micro-motors decreased 5.0 percentage points from 39.9% in FY09 to 34.9% in 11m10 reflecting increased raw material prices and a slight decrease in ASP.	40-41
Specialty micro motors – NWC	▶ SHTF's net working capital reached its peak as of Mar10, several months after its inception, then reduced down to a normalized level in Jun10.	42
Pro forma earnings	▶ Adjusted net income and EBITDA attributable to controlling interest for 11m10 are US$77,237 and US$103,390 increased by 83.1% and 74.7%, respectively, compared with those of FY09.	44-46
CapEx	▶ HRBN has budgeted US$144 million for CapEx from FY11 to FY13 primarily to acquire new equipment in SHTF, enhance the current production facilities and build new workshops in XTF SIMO and WHTF.	47
CIT rate applied by HTF and SHTF	▶ The PRC government approved a revised income tax law on March 16, 2007 effective on January 1, 2008. Due to the complexity and ambiguity of the transition to the new corporate income tax ("CIT") law, and also advised by the local tax authorities, the Group applied the inappropriate income tax rates at HTF and SHTF. As a result, the Group's CIT was over-reported in FY08 and under-accrued in 11m10. The net under-accrued CIT exposure for the historical period was US$915.	49

Summary of findings

Subject	Findings	Page
Interests accrued to overseas company	▶ HTF and SHTF did not withhold BT and WHT on the interests accrued for the loans provided by AEM and HRBN.	50

The above table summarizes our findings outlined in the Report. It does not include all our findings, conclusions or recommendations and, therefore, it should be read in conjunction with the rest of the Report for a full understanding of our findings.

Transaction overview

Transaction overview

Chart 1: Condensed Group structure as of Nov10

Source:



100%
Yang
Hero*
Directors and executive officers
Other shareholders
22.63%
8.48%
4.09%
68.89%
HRBN
100%
AEM
Shelton**
51%
49%
AAG
Offshore
Onshore
100%
40%
100%
HTF
60%
SHTF
SHAAG
100%
100%
WHTF
XTF SIMO
19 wholly owned subsidiaries, one 80% owned subsidiary

*Hero Wave Investments Ltd. ("Hero") is beneficially owned by Yang.

**Shelton Technology LLC. ("Shelton") is a third party, which owned 49% interests in AAG.

Transaction background

- We understand that Mr. Yang Tianfu ("Yang") has proposed to HRBN's board to acquire all of the outstanding shares of common stock ("Common Stock"; par value $0.00001 per share) of the Company not currently owned by Yang and his affiliates in a going-private transaction for US$24 per share in cash, subject to certain conditions ("MBO"). According to the modified proposal letter to HRBN's board dated November 19, 2010 and last SEC Filing, Yang, the founder, chairman and CEO of HRBN, together with Directors and executive officers, owns approximately 35.20% of the total outstanding share capital as of November 30, 2010.
- According to the modified proposal letter to HRBN's board dated November 19, 2010, an acquisition vehicle for the purpose of completing the acquisition will be formed and the acquisition is intended to be financed with a combination of debt and equity capital. The proposal letter states that the equity portion of the financing would be provided by Yang and related sources.

Overview of the group structure

- The Group is principally engaged in the manufacture, sale, and research and development of a wide array of electric motors, including linear motors, specialty micro-motors, industrial rotary motors and agricultural rotary motors. The majority of the products are sold in the PRC.
- As of Nov10, the Group had four manufacturing plants in Harbin, Xi'an, Weihai and Shanghai. HRBN has two off-shore subsidiaries and 25 PRC subsidiaries. The total headcount of the Group was 4,402 as of November 30, 2010. Please refer to Appendix C of the Report for the complete Group structure as of Nov10.
- Both HRBN and AEM are investment holding companies incorporated in the US.
- AAG is a joint venture set up in April 2007 between HRBN and a third party, Shelton Technology, LLC ("Shelton"). HRBN contributed US$3 million and Shelton granted worldwide royalty-free licenses for products developed. In return, HRBN and Shelton own 51% and 49%, respectively, of AAG. AAG is mainly engaged in the design, research and development of industrial automation controllers. It also owns a wholly owned foreign enterprise, SHAAG, in the PRC, with limited activity as of Nov10. For the 11 months ended November 30, 2010, AAG's revenue and net profit were US$1,300 and US$237, respectively.

HRBN's major development and acquisitions

Acquisition of WHTF

- In July 2008, HTF acquired 100% of Weihai Hengda Electric Motors (Group) Co., Ltd. (name changed to WHTF post-acquisition) and its four subsidiaries from third parties for Rmb375 million (~US$54 million). The goodwill arising from the acquisition was Rmb83.7 million (~US$12.3 million). In June 2009, management de-registered the four subsidiaries and merged all activities under WHTF.

Transaction overview

Acquisition of XTF SIMO

- In Oct 2009, HTF acquired 100% of Xi'an SIMO Motor Incorporation (Group) ("SIMO Motor"), its 15 wholly owned subsidiaries (mainly engaged in the sale of XTF SIMO's products) and 8 subsidiaries from third parties for Rmb763.2 million (~US$112 million). The payment was made in full in January 2010. The name of SIMO Motor was changed to XTF SIMO on October 13, 2009. The goodwill arising from the acquisition was Rmb285 million (~US$41.8 million). In June 2010, XTF SIMO disposed of three subsidiaries (SIMO Tianjin, SIMO I&E and SIMO Tech) to third parties for US$1.8 million and recorded a loss on the disposal of US$0.49 million, and acquired minority interests of four subsidiaries (SIMO Lamination, SIMO Transport, SIMO Mould and SIMO Ada) for US$27.7 million.
- After a series of transactions, XTF SIMO owns 100% of all its subsidiaries, except for only an 80% interest in SIMO Casting. See Appendix C for details.

Establishment of SHTF

- SHTF was established as a sino-foreign joint venture enterprise on December 22, 2006. The total paid-in capital was US$9.9 million. SHTF is principally engaged in the manufacture, sale, and research and development of specialty micro-motors. Management indicated that the production and customer base of specialty micro-motors was completely transferred from HTF in 2009.

Business overview

Product categorization

- For our analysis, we categorized the Group's products into four categories (product families):

1. Medium to large rotary motors – These products are mainly produced at SIMO Group (located at Xi'an, Shaanxi province) and are solely used for industrial purposes.
2. Small to medium-sized rotary motors – These products are mainly produced at WHTF (located at Weihai, Shandong province) and are used for industrial and agricultural purposes.
3. Linear motors and integrated systems – These products are mainly produced at HTF in Harbin.
4. Specialty micro-motors – These products were originally produced by HTF. From Oct09, the production and customer base was transferred to SHTF, in Shanghai. Given that this product was produced in both SHTF and HTF during the historical period, we combined HTF and SHTF's financial statements for our working capital analysis. Sales and gross margin analyses were analyzed separately.

Business overview

Chart 1: Overview of consolidated historical performance (Sales Mix and GP)

Source: Schedules provided by management


Revenue (US$000)
Gross margin (%)
39.3
34.3
32.6
FY08
FY09
11m10
Linear motors and integrated systems
Specialty micro-motor
Small to medium sized rotary motors
Medium to large sized rotary motors
Others
Gross margin (%)

Chart 2: Overview of historical sales and gross margin performance by key product

Source: EY analysis


Sales and GP for medium to large sized rotary motors - SIMO Group
Revenue (US$000)
Gross margin (%)
31.6
30.8
Q4 09
11m10
Medium to large sized rotary motors
Gross margin (%)
Sales and GP for small to medium sized rotary motors - WHTF
10.7
11.2
11.6
2H08
FY09
11m10
Small to medium sized rotary motors
Gross margin (%)
Sales and GP for linear motors and related systems - HTF
53.5
59.3
60.5
FY08
FY09
11m10
Linear motors and related systems
Gross margin (%)
Sales and GP for specialty micro-motors - SHTF*
41.3
40.3
34.9
FY08
FY09
11m10
Specialty micro-motors
Gross margin (%)

*SHTF's operation was transferred from HTF in Oct 2009; therefore, FY08 and FY09 (January to September 2009)'s specialty micro-motors performances were recorded in HTF's books.

Ernst & Young

Business overview

- According to Chart 1, revenue increased significantly throughout the historical period as the Group acquired WHTF (revenue of US$27.6 million in FY08, US$72.2 million in FY09 and US$85.7 million in 11m10) and XTF SIMO (revenue of US$44.1 million in FY09 and US$171.1 million in 11m10) in July 2008 and October 2009, respectively.
- Gross margin decreased by 5 percentage points, from 39.3% in FY08 to 34.3% in FY09. The decrease in gross margin primarily reflected the increase in the sale of products with low margins by WHTF and XTF SIMO.
- Gross margin further decreased by 1.7 percentage points, from 34.3% in FY09 to 32.6% in 11m10 due to decrease in gross margin of specialty micro-motors and the increase in sales of medium to large rotary motors with margins lower than linear motors and related systems. Please refer to *Transaction Considerations* for details.
- The operating performance of each product family is discussed in *Transaction Considerations* of the Report.

Overview of historical consolidated operating results

Historical consolidated operating results

	Audited		Consol Mgt a/c
Currency: US$000	FY08	FY09	11m10
Revenue	**120,820**	**223,234**	**391,425**
Cost of sales	73,343	146,622	263,682
Gross profit	**47,477**	**76,612**	**127,743**
R&D expense	1,170	2,093	1,194
SG&A expenses	11,913	18,672	32,024
Income from operations	**34,394**	**55,847**	**94,525**
Other expenses/(income), net	(1,575)	(5,462)	(4,146)
Finance costs	6,066	30,375	2,961
Income before tax	**29,903**	**30,934**	**95,710**
Income tax	(4,524)	(7,796)	(11,723)
Net income before non-controlling interest	**25,379**	**23,138**	**83,987**
Income attributable to non-controling interest	-	(3,491)	(2,399)
Net income attributable to controlling interest	**25,379**	**19,647**	**81,588**
Interest expense, net	5,698	12,440	4,245
Amortization and depreciation	2,962	4,843	9,314
EBITDA before non-controlling interest	**38,563**	**48,217**	**109,269**
EBITDA, after non-controlling interest	**38,563**	**43,959**	**106,485**
As a % of revenue			
Revenue	***100.0***	***100.0***	***100.0***
Cost of sales	*60.7*	*65.7*	*67.4*
Gross profit	***39.3***	***34.3***	***32.6***
R&D expense	*1.0*	*0.9*	*0.3*
SG&A expenses	*9.8*	*8.4*	*8.2*
Income from operations	***28.5***	***25.0***	***24.1***
Other expenses/(income), net	*(1.3)*	*(2.4)*	*(1.1)*
Finance costs	*5.0*	*13.5*	*0.7*
Income before tax	***24.8***	***13.9***	***24.5***
Income tax	*(3.8)*	*(3.5)*	*(3.0)*
Net income before non-controlling interest	***21.0***	***10.4***	***21.5***
Income attributable to non-controling interest	-	*(1.6)*	*(0.7)*
Net income attributable to controlling interest	***21.0***	***8.8***	***20.8***
Interest expense, net	*4.7*	*5.6*	*1.1*
Amortization and depreciation	*2.4*	*2.1*	*2.3*
EBITDA before non-controlling interest	***31.9***	***21.6***	***27.9***
EBITDA, after non-controlling interest	***31.9***	***19.7***	***27.2***

Source: Annual report (10-K) for FY08 and FY09 and 11m10 consolidated profit and loss accounts prepared by management

Basis of presentation

- The consolidated financial statements for 2008 and 2009 were based on the Group's annual report audited by Frazer Frost. As part of our procedures, we spent three days reading the audit work papers for FY08 and FY09, and had a follow-up discussion with Ms. Susan Woo, the audit engagement partner of Frazer Frost.
- The consolidated financial statements for 11m10 were prepared by management, in which they considered the prior-year audited adjustments proposed by Frazer Frost. In addition, management eliminated intercompany transactions and balances and long-term investments at the consolidated level.

11m10 versus FY09

Net income attributable to controlling shareholder

- 11m10 net income was US$81,588, more than quadruple that of FY09, largely due to (i) the inclusion of 11-month operating results of SIMO Group; and (ii) several one-off finance costs associated with the Group's early repayment of notes borrowed from Citadel and the fair value change of the warrants issued to Citadel.

Revenue and gross margin

- 11m10 revenue was 75.3% higher than in FY09, largely due to the inclusion of the 11-month operating results of SIMO Group, which was acquired in Oct 2009, and the organic growth of other plants.
- Please refer to the pages 10 and 11 for an overview of revenue and gross margin by product family.
- Please refer to *Transaction Considerations* for the detailed analysis of the operating performance by product families.

R&D expense

- R&D expense mainly represented the staff costs of the R&D departments. R&D expenses decreased by US$899 to US$1,194 or 0.3% of revenue in 11m10. The R&D expenses in FY09 primarily reflected the completion of the product for railway use, and a new project related to the research and development of linear motor automated control systems in 11m10.

SG&A expenses

- SG&A expenses increased by US$13,352 to US$32,024 or 8.2% of revenue during 11m10 (US$18,672 or 8.4% of revenue for FY09). The increase primarily reflected the 11 months impact of XTF SIMO, as it was acquired in October 2009 and the start-up of SHTF from October 2009.

Overview of historical consolidated operating results

Historical consolidated operating results (cont'd)

Currency: US$000	Audited FY08	Audited FY09	Consol Mgt a/c 11m10
Revenue	120,820	223,234	391,425
Cost of sales	73,343	146,622	263,682
Gross profit	47,477	76,612	127,743
R&D expense	1,170	2,093	1,194
SG&A expenses	11,913	18,672	32,024
Income from operations	34,394	55,847	94,525
Other expenses/(income), net	(1,575)	(5,462)	(4,146)
Finance costs	6,066	30,375	2,961
Income before tax	29,903	30,934	95,710
Income tax	(4,524)	(7,796)	(11,723)
Net income before non-controlling interest	25,379	23,138	83,987
Income attributable to non-controling interest	-	(3,491)	(2,399)
Net income attributable to controlling interest	25,379	19,647	81,588
Interest expense, net	5,698	12,440	4,245
Amortization and depreciation	2,962	4,843	9,314
EBITDA before non-controlling interest	38,563	48,217	109,269
EBITDA, after non-controlling interest	38,563	43,959	106,485
As a % of revenue			
Revenue	*100.0*	*100.0*	*100.0*
Cost of sales	*60.7*	*65.7*	*67.4*
Gross profit	*39.3*	*34.3*	*32.6*
R&D expense	*1.0*	*0.9*	*0.3*
SG&A expenses	*9.8*	*8.4*	*8.2*
Income from operations	*28.5*	*25.0*	*24.1*
Other expenses/(income), net	*(1.3)*	*(2.4)*	*(1.1)*
Finance costs	*5.0*	*13.5*	*0.7*
Income before tax	*24.8*	*13.9*	*24.5*
Income tax	*(3.8)*	*(3.5)*	*(3.0)*
Net income before non-controlling interest	*21.0*	*10.4*	*21.5*
Income attributable to non-controling interest	-	*(1.6)*	*(0.7)*
Net income attributable to controlling interest	*21.0*	*8.8*	*20.8*
Interest expense, net	*4.7*	*5.6*	*1.1*
Amortization and depreciation	*2.4*	*2.1*	*2.3*
EBITDA before non-controlling interest	*31.9*	*21.6*	*27.9*
EBITDA, after non-controlling interest	*31.9*	*19.7*	*27.2*

Source: Annual report (10-K) for FY08 and FY09 and 11m10 consolidated profit and loss accounts prepared by management

Other expenses/ (income), net

- Other expenses/ (income), net included government incentives for the Group's research and development activities, the disposal of fixed assets, and raw material sales. Management indicated that government subsidies and gains or losses on the disposal of fixed assets are non-recurring.

Finance costs

- Finance costs decreased by US$27,414 to US$2,961 during 11m10 (US$30,375 for FY09). The decrease primarily reflected the following:
  - the amortization of debt discount and debt issuance costs by US$10,536 with respect to the early repayment of the US$38 million 2012 Note issued to Citadel in 2006
  - the termination payment of US$9,000 on a currency hedge settlement with respect to the early repayment of the 2010 Notes
  - the decrease in change in fair value of warrants of US$14,749 in 11m10

  However, the decrease was offset by the following:
  - the gain of a note repurchase of US$4,155 in FY09

Income tax

- Income tax increased by US$3,927 to US$11,723 during 11m10 (US$7,796 in 11m10). The increase was mainly due to the income tax contributed by XTF SIMO, acquired in October 2009, and increased income due to the start-up of SHTF in October 2009.
- The decrease in the effective tax rate in 11m10 primarily reflected the significant finance costs incurred by AEM in FY09 which lowered the Group's overall net income but did not impact the Group's Chinese corporate income tax payable.

FY09 versus FY08

Revenue and gross margin

- FY09 revenue increased by 84.8% from FY08, largely due to the inclusion of (a) the full-year operating results of WHTF, acquired in July 2008, (b) the three-month operating results of SIMO Group, acquired in Oct 2009 and (c) the organic growth of linear motors and related systems and specialty micro-motors.
- Please refer to pages 10 to 11 for an overview of revenue and gross margin analysis by product.
- Please refer to *Transaction Considerations* for the detailed analysis of the operating performance by product family.

Overview of historical consolidated operating results

Historical consolidated operating results (cont'd)

Currency: US$000	Audited FY08	Audited FY09	Consol Mgt a/c 11m10
Revenue	**120,820**	**223,234**	**391,425**
Cost of sales	73,343	146,622	263,682
Gross profit	**47,477**	**76,612**	**127,743**
R&D expense	1,170	2,093	1,194
SG&A expenses	11,913	18,672	32,024
Income from operations	**34,394**	**55,847**	**94,525**
Other expenses/(income), net	(1,575)	(5,462)	(4,146)
Finance costs	6,066	30,375	2,961
Income before tax	**29,903**	**30,934**	**95,710**
Income tax	(4,524)	(7,796)	(11,723)
Net income before non-controlling interest	**25,379**	**23,138**	**83,987**
Income attributable to non-controlling interest	-	(3,491)	(2,399)
Net income attributable to controlling interest	**25,379**	**19,647**	**81,588**
Interest expense, net	5,698	12,440	4,245
Amortization and depreciation	2,962	4,843	9,314
EBITDA before non-controlling interest	**38,563**	**48,217**	**109,269**
EBITDA, after non-controlling interest	**38,563**	**43,959**	**106,485**
As a % of revenue			
Revenue	*100.0*	*100.0*	*100.0*
Cost of sales	*60.7*	*65.7*	*67.4*
Gross profit	***39.3***	***34.3***	***32.6***
R&D expense	*1.0*	*0.9*	*0.3*
SG&A expenses	*9.8*	*8.4*	*8.2*
Income from operations	***28.5***	***25.0***	***24.1***
Other expenses/(income), net	*(1.3)*	*(2.4)*	*(1.1)*
Finance costs	*5.0*	*13.5*	*0.7*
Income before tax	***24.8***	***13.9***	***24.5***
Income tax	*(3.8)*	*(3.5)*	*(3.0)*
Net income before non-controlling interest	***21.0***	***10.4***	***21.5***
Income attributable to non-controlling interest	-	*(1.6)*	*(0.7)*
Net income attributable to controlling interest	***21.0***	***8.8***	***20.8***
Interest expense, net	*4.7*	*5.6*	*1.1*
Amortization and depreciation	*2.4*	*2.1*	*2.3*
EBITDA before non-controlling interest	***31.9***	***21.6***	***27.9***
EBITDA, after non-controlling interest	***31.9***	***19.7***	***27.2***

Source: Annual report (10-K) for FY08 and FY09 and 11m10 consolidated profit and loss accounts prepared by management

SG&A expenses

- SG&A expenses increased by US$6,759 to US$18,672 or 8.4% of revenue in FY09 (US$11,913 or 9.9% of revenue for FY08). The increase primarily reflected the three months impact of the acquisition of SIMO Group in October 2009 and the start-up of SHTF in October 2009. In addition, there was non-recurring Sarbanes-Oxley 404 compliance work performed at WHTF in FY09.

Other expenses/ (income), net

- Other expenses/ (income), net included government subsidies, the disposal of fixed assets, and raw material sales. Management indicated that government subsidies and gains or losses on the disposal of fixed assets are non-recurring.

Finance costs

- Finance costs increased five-fold to US$30,375 or 13.6% of revenue during FY09 (US$6,066 or 5.0% of revenue for FY08). The increase primarily reflected the following:
  - The increase in amortization of debt discount and debt issuance costs by US$7,231
  - The loss on cross currency hedge settlement of US$9,000 in FY09, associated with the debt early repayment.
  - The gain on debt repurchase of US$4,155. The debt repurchase comprised US$22,525 representing 85% of the US$26,500 aggregate principal amount of the 2012 Notes held by Citadel, which occurred in August 2009.
  - The change in fair value of warrants of US$13,215 in FY09

Income tax

- Income tax increased by US$3,272 to US$7,796 in FY09. The increase primarily reflected by the full year impact of the acquisition of WHTF in July 2008, and the increase in HTF's taxable income.

Income attributable to non-controlling interest

- Income attributable to non-controlling interest represented the minority interest in XTF SIMO's subsidiaries. The effective interest in XTF SIMO owned by HTF was approximately 87.2% as of Dec09.

Overview of historical consolidated balance sheets

Historical consolidated balance sheet

Currency: US$000	Audited Dec09	Consol Mgt a/c Nov10
Current assets:		
Cash and cash equivalents	92,902	70,781
Restricted cash	3,522	805
Notes receivable	1,087	502
Accounts receivable, net	93,323	89,113
Inventories, net	74,914	68,989
Other receivables and prepaid expenses	5,828	2,727
Advances on inventory purchases	11,719	10,817
Total current assets	283,295	243,734
PP&E	156,365	202,542
Other assets:		
Debt issuance costs, net	359	-
Advance on non-current assets	13,666	20,507
Goodwill	54,074	53,110
Other intangible assets, net	21,472	23,136
Other assets	1,723	978
Total other assets	91,294	97,731
Total assets	530,954	544,007
Current liabilities:		
Notes payable	12,193	1,578
Accounts payable	47,099	40,911
Short term loans	44,440	45,785
Customer deposits	18,456	11,819
Accrued liabilities and other payables	12,329	15,558
Tax payable	8,234	4,842
Amounts due to original shareholders	28,682	752
Total current liabilities	171,433	121,245
Long-term liabilities:		
Long-term bank loans	4,401	-
Warrant liability	4,624	1,410
Total long-term liabilities	9,025	1,410
Total liabilities	180,458	122,655
Shareholders' equity		
Paid-in capital	218,094	217,323
Retained earnings	69,594	151,182
Statutory reserves	22,870	22,869
Accumulated other comprehensive income	18,638	27,151
Total shareholders' equity	329,196	418,525
Non-controlling interests	21,300	2,827
Total liabilities and shareholders' equity	530,954	544,007

Source: Annual report (10-K) for FY09 and 11m10 consolidated balance sheet accounts prepared by management

Nov10 versus Dec09

Cash and cash equivalents

- Cash and cash equivalents decreased by US$22,121 to US$70,781 as of Nov10. The decrease primarily reflected (a) US$27,947 outstanding payment made to the original shareholders of XTF SIMO for the acquisition of XTF SIMO, (b) the payment of US$27,684 for acquiring non-controlling interests in certain XTF SIMO subsidiaries and (c) payment for the purchase of production equipment; however these decreases were partially offset by the cash inflow provided by operating activities.

Restricted cash

- Restricted cash represented bank deposits for the issuance of bank notes by XTF SIMO and WHTF. The balance accounted for 3.6% as of Dec09 and 1.1% as of Nov10 of the combined cash and cash equivalent and restricted cash. The decrease as of Nov10 was in line with the decrease in notes payable.

Accounts receivable, net

- According to the Group's accounting policy, the Group made a general bad debt provision of 0.5% of the gross accounts receivable balance and makes a specific bad debt provision if management has determined that collection is not likely.

AR, net by entity

	Dec09			Nov10		
Currency: US$000	Gross balance	Less: allowance for bad debt	AR, net	Gross balance	Less: allowance for bad debt	AR, net
SIMO Group	55,802	(3,865)	51,937	57,503	(5,777)	51,726
HTF	23,009	(114)	22,896	21,122	(121)	21,001
SHTF	17,161	-	17,161	17,204	(100)	17,104
WHTF	1,437	(1)	1,436	(1,107)	(6)	(1,113)
Others	124	-	124	680	-	680
EJE	(231)	-	(231)	(285)	-	(285)
Consol	97,302	(3,980)	93,323	95,117	(6,004)	89,113

Source: Consolidation worksheet provided by management

- Accounts receivable, net decreased by US$4,210 to US$89,113 as of Nov10. The decrease mainly reflected a negative balance of US$2,257 of WHTF which should be reclassified to customer deposits.

Transaction overview

Overview of historical consolidated balance sheets

Historical consolidated balance sheet (cont'd)

Currency: US$000	Audited Dec09	Consol Mgt a/c Nov10
Current assets:		
Cash and cash equivalents	92,902	70,781
Restricted cash	3,522	805
Notes receivable	1,087	502
Accounts receivable, net	93,323	89,113
Inventories, net	74,914	68,989
Other receivables and prepaid expenses	5,828	2,727
Advances on inventory purchases	11,719	10,817
Total current assets	283,295	243,734
PP&E	156,365	202,542
Other assets:		
Debt issuance costs, net	359	-
Advances on non-current assets	13,666	20,507
Goodwill	54,074	53,110
Other intangible assets, net	21,472	23,136
Other assets	1,723	978
Total other assets	91,294	97,731
Total assets	530,954	544,007
Current liabilities:		
Notes payable	12,193	1,578
Accounts payable	47,099	40,911
Short term loans	44,440	45,785
Customer deposits	18,456	11,819
Accrued liabilities and other payables	12,329	15,558
Tax payable	8,234	4,842
Amounts due to original shareholders	28,682	752
Total current liabilities	171,433	121,245
Long-term liabilities:		
Long-term bank loans	4,401	-
Warrant liability	4,624	1,410
Total long-term liabilities	9,025	1,410
Total liabilities	180,458	122,655
Shareholders' equity		
Paid-in capital	218,094	217,323
Retained earnings	69,594	151,182
Statutory reserves	22,870	22,869
Accumulated other comprehensive income	18,638	27,151
Total shareholders' equity	329,196	418,525
Non-controlling interests	21,300	2,827
Total liabilities and shareholders' equity	530,954	544,007

Source: Annual report (10-K) for FY09 and 11m10 consolidated balance sheet accounts prepared by management

Inventories, net

- Inventories mainly represented raw materials, WIP, finished goods and consignment goods placed at the customer sites. As of Nov10, finished goods, WIP and consignment goods, respectively, accounted for around 44.2%, 32.4% and 11.5% of total inventories.

Inventories, net by entity

Currency: US$000	Dec09	Nov10
Raw materials	11,826	9,365
WIP	28,435	25,537
Finished goods	25,472	34,777
Consignment goods	18,078	9,046
Total gross balance	83,811	78,725
Less: provision for inventories	(8,897)	(9,736)
Inventories, net	74,914	68,989

Source: Consolidation worksheet provided by management

- Inventories decreased by US$5,925 to US$68,989 as of Nov10, mainly due to the US$10,343 decrease in the consignment goods of SIMO Lamination; however, this decrease was offset by the increase in WHTF inventory to meet customer demands, as a result of sales growth.

Debt issuance costs

- Debt issuance costs represented the issuance costs associated with the 2012 Notes issued to Citadel Equity Fund Ltd in 2006. Debt issuance costs are amortized over the life of the Notes. Debt issuance costs decreased by US$359 to nil as of Nov10, primarily reflecting the repayment of the outstanding 2012 Notes in September 2010.

Advances on non-current assets

- Advances on non-current assets mainly represented the prepayments made to suppliers for purchase of production equipment. The balance increased by US$6,841 to US$20,507 as of Nov10. The increase was mainly due to prepayments for the purchase of production equipment mainly for XTF SIMO and WHTF for technology enhancement.

Goodwill

- Goodwill was generated from the acquisition of XTF SIMO and WHTF in Oct 2009 and July 2008, respectively. Annual testing for impairment of goodwill was performed. Given that XTF SIMO and WHTF were both profit making in 11m10, management did not consider making any impairment of goodwill as of Nov10.

Overview of historical consolidated balance sheets

Historical consolidated balance sheet (cont'd)

Currency: US$000	Audited Dec09	Consol Mgt a/c Nov10
Current assets:		
Cash and cash equivalents	92,902	70,781
Restricted cash	3,522	805
Notes receivable	1,087	502
Accounts receivable, net	93,323	89,113
Inventories, net	74,914	68,989
Other receivables and prepaid expenses	5,828	2,727
Advances on inventory purchases	11,719	10,817
Total current assets	283,295	243,734
PP&E	156,365	202,542
Other assets:		
Debt issuance costs, net	359	-
Advance on non-current assets	13,666	20,507
Goodwill	54,074	53,110
Other intangible assets, net	21,472	23,136
Other assets	1,723	978
Total other assets	91,294	97,731
Total assets	530,954	544,007
Current liabilities:		
Notes payable	12,193	1,578
Accounts payable	47,099	40,911
Short term loans	44,440	45,785
Customer deposits	18,456	11,819
Accrued liabilities and other payables	12,329	15,558
Tax payable	8,234	4,842
Amounts due to original shareholders	28,682	752
Total current liabilities	171,433	121,245
Long-term liabilities:		
Long-term bank loans	4,401	-
Warrant liability	4,624	1,410
Total long-term liabilities	9,025	1,410
Total liabilities	180,458	122,655
Shareholders' equity		
Paid-in capital	218,094	217,323
Retained earnings	69,594	151,182
Statutory reserves	22,870	22,869
Accumulated other comprehensive income	18,638	27,151
Total shareholders' equity	329,196	418,525
Non-controlling interests	21,300	2,827
Total liabilities and shareholders' equity	530,954	544,007

Source: Annual report (10-K) for FY09 and 11m10 consolidated balance sheet accounts prepared by management

Other intangible assets, net

- Other intangible assets, net mainly included the land use rights of the manufacturing plants at each location in the PRC and the patents acquired for product development.

Other assets

- Other assets mainly represented long-term deferred expenses on the amortization of molding tools of SIMO Lamination.

Notes payable

- Notes payable as of Nov10 mainly represented bank notes issued to suppliers for the purchase of raw materials by WHTF and the 2010 Notes issued to Merrill Lynch of US$12,000 in 2006 (repaid in FY09) and the 2012 Notes issued to Citadel Equity Fund of US$38,000 in 2006.
- Notes payable decreased by US$10,615 to US$1,578 as of Nov10. The decrease primarily reflected the repayment of the outstanding note issued to Citadel Equity Fund Ltd. in 2006.

Accounts payable

- Accounts payable mainly represented the outstanding payables to raw material suppliers.

AP by entity

Currency: US$000	Dec09	Nov10
SIMO Group	37,133	34,446
WHTF	8,114	4,835
SHTF	1,793	1,391
HTF	137	105
Others	153	290
EJE	(231)	(156)
Consol	47,099	40,911

Source: Consolidation worksheet provided by management

- Accounts payable decreased by US$6,188 to US$40,911 as of Nov10. The decrease in accounts payable primarily reflected the decrease in XTF SIMO's accounts payable, as the company repaid certain long-outstanding payables to raw material suppliers that had occurred prior to the acquisition in Oct 2009.

Overview of historical consolidated balance sheets

Historical consolidated balance sheet

Currency: US$000	Audited Dec09	Consol Mgt a/c Nov10
Current assets:		
Cash and cash equivalents	92,902	70,781
Restricted cash	3,522	805
Notes receivable	1,087	502
Accounts receivable, net	93,323	89,113
Inventories, net	74,914	68,989
Other receivables and prepaid expenses	5,828	2,727
Advances on inventory purchases	11,719	10,817
Total current assets	283,295	243,734
PP&E	156,365	202,542
Other assets:		
Debt issuance costs, net	359	-
Advance on non-current assets	13,666	20,507
Goodwill	54,074	53,110
Other intangible assets, net	21,472	23,136
Other assets	1,723	978
Total other assets	91,294	97,731
Total assets	530,954	544,007
Current liabilities:		
Notes payable	12,193	1,578
Accounts payable	47,099	40,911
Short term loans	44,440	45,785
Customer deposits	18,456	11,819
Accrued liabilities and other payables	12,329	15,558
Tax payable	8,234	4,842
Amounts due to original shareholders	28,682	752
Total current liabilities	171,433	121,245
Long-term liabilities:		
Long-term bank loans	4,401	-
Warrant liability	4,624	1,410
Total long-term liabilities	9,025	1,410
Total liabilities	180,458	122,655
Shareholders' equity		
Paid-in capital	218,094	217,323
Retained earnings	69,594	151,182
Statutory reserves	22,870	22,869
Accumulated other comprehensive income	18,638	27,151
Total shareholders' equity	329,196	418,525
Non-controlling interests	21,300	2,827
Total liabilities and shareholders' equity	530,954	544,007

Source: Annual report (10-K) for FY09 and 11m10 consolidated balance sheet accounts prepared by management

Short-term loans and long-term loans

Short-term loans and long-term loans as of Dec09 and Nov10

Currency: US$000	Dec09	Nov10
Short-term loans:		
HRBN	-	15,000
XTF SIMO	40,162	26,402
WHTF	4,278	4,383
Subtotal	44,440	45,785
Long-term loans:		
XTF SIMO	4,401	-
Subtotal	4,401	-
Total	48,841	45,785

Source: Bank loan agreements

- Short-term loans included the bank loans obtained by WHTF and XTF SIMO as of Dec09. XTF SIMO's bank loans had decreased by US$13,655 as of Nov10 due to repayments during 11m10. We also understand that a US$6,075 bank loan obtained by XTF SIMO was guaranteed by two third parties and in return XTF SIMO provided guarantees to the same third parties amounting to US$4,509.
- HRBN had obtained an interest-bearing term loan from Abax Emerald Ltd. of US$15,000 in July 2010. Management indicated that this loan was repaid in early January 2011.
- Long term bank loan balance as of FY09 represented the loan borrowed by XTF SIMO but was then reclassified to short-term loan as of Nov10.

Customer deposits

- Customer deposits represented the advances received from customers. The balance decreased by US$6,637 to US$11,819 as of Nov10. The decrease was primarily attributable to the decrease in Oct10 and Nov10 sales in XTF SIMO.

Accrued liabilities and other payables

- Accrued liabilities and other payables mainly represented staff salary and benefit payables, the purchase of fixed assets, and the deposits paid by distributors. The increase by US$3,229 to US$15,558 as of Nov10 mainly represented outstanding payables for production equipment at XTF SIMO.

Amount due to original shareholders

- The amount due to the original shareholders represented the outstanding balance of purchase considerations due to XTF SIMO and WHTF's original shareholders. The balance decreased by US$27,930 to US$752 as of Nov10. The decrease was due to settlement of XTF SIMO's purchase consideration. The remaining balance represented

Overview of historical consolidated balance sheets

an outstanding payment to WHTF's original shareholder. The outstanding payment was expired as of Oct10. Yang indicated that WHTF's original shareholder did not request for payment.

Warrant liability

- The warrant liability represented the unamortized discounts of six-year warrants issued to Citadel and Merrill Lynch in 2006. There were 183,348 outstanding warrants as of Nov10.

Accumulated other comprehensive income

- The accumulated other comprehensive income mainly represented the foreign exchange translation difference between the reporting currency (US dollars) and the functional currency of the PRC subsidiaries (Renminbi).

Non-controlling interest

- The non-controlling interest as of Nov10 represented the 20% equity interest in SIMO Casting held by third parties. The balance decreased by US$18,473 to US$2,827 as of Nov10. The decrease represented the increase in SIMO Lamination's interest, from 58.31% to 100% in June 2010, and the disposal of XTF SIMO's subsidiaries with minimal operations.

Transaction considerations

1. Medium to large sized rotary motors - SIMO Group
2. Small to medium sized rotary motors - WHTF
3. Linear motors and related systems - HTF
4. Specialty micro-motors - SHTF and HTF
5. Group level

Medium to large rotary motors - SIMO Group

1. Revenue
2. Gross margin
3. Net working capital

SIMO Group was acquired in October 2009 and has been the biggest revenue and gross profit contributor to the Group. Management tends to focus on high-voltage motors in the future

Table 1: Revenue mix by three major categories

	Amount		% of total revenue	
Currency: US$000	4Q09*	11m10	4Q09	11m10
XTF SIMO:				
High-voltage and Z motors	19,603	86,942	*44.5*	*50.5*
AC motors	8,555	48,302	*19.4*	*28.1*
Medium-sized motors	1,294	3,857	*2.9*	*2.2*
Subtotal	**29,452**	**139,101**	***66.8***	***80.8***
SIMO Lamination:				
Rotor and stator and spare parts	15,017	34,545	*34.1*	*20.1*
Sales tax and surcharges	(383)	(1,491)	*(0.9)*	*(0.9)*
Total	**44,086**	**172,155**	***100.0***	***100.0***

Source: Schedules of revenue mix provided by management

*HTF acquired SIMO Group in October 2009, therefore, SIMO Group's figures only available since October 2009. 4Q09 represented the last three months of FY09.

Table 2: Sales concentration by customers

Currency:US$000	Category	Entity	Q409	11m10
Shanghai Kaiquan Pump (Group)	User	XTF SIMO	445	4,376
Liuzhou Fuda Machinery Co.	User	XTF SIMO	832	3,819
Anshan Draught Fan Factory	User	XTF SIMO	904	3,646
Shijiazhuang Simo Motors Sales Co.	Distributor	XTF SIMO	725	3,559
Shanghai Liancheng (Group) Co.	User	XTF SIMO	502	3,119
China Railway Supplies (Xi'an) Co.	User	XTF SIMO	532	3,003
Zhangjiagang Simo Motors Sales Co.	Distributor	XTF SIMO	747	2,868
Shandong Shuanglun Co.	User	XTF SIMO	1,890	2,443
Nanjing Nandiao Motors Co.	User	SIMO Lamination	-	2,049
Shanghai Oriental Pump (Group) Co.	User	XTF SIMO	224	1,948
Subtotal, top 10 customers			**6,801**	**30,830**
Others			37,285	141,325
Total revenue			**44,086**	**172,155**
Sales concentration (%):				
Top 10 customers			15.4	17.9
Top 20 customers			28.7	28.0
Top 30 customers			36.9	36.3
Top 40 customers			*44.6*	*43.1*

Source: Schedules of sales by top customers provided by Finance Department

Table 3: Sales by customer segmentation

	Amount		% of total revenue	
Currency: US$000	4Q09	11m10	4Q09	11m10
Non-distributors	37,582	153,518	*85.2*	*89.2*
Distributors	6,504	18,637	*14.8*	*10.8*
Total revenue	**44,086**	**172,155**	***100.0***	***100.0***

Source: Schedules of sales by customers segmentation provided by management

SIMO Group was acquired by the Group in October 2009. Currently, it consists of 20 subsidiaries including two key manufacturing entities, XTF SIMO and SIMO Lamination.

Sales by major categories

XTF SIMO

- XTF SIMO manufactures and sells a wide range of industrial rotary motors that are divided into three major types i.e., high-voltage motors, medium-sized motors and AC motors, in several thousand different specifications. SIMO Lamination manufactures and sells rotors and stators, which constitute the key components of motors. Table 1 on the left illustrates the revenue mix of SIMO Group after the acquisition by HTF in October 2009.
- Management indicated that XTF SIMO has technology advantages in manufacturing high-voltage motors, thus they can achieve a higher margin by charging a premium price on the high-voltage motors. Furthermore, given that the competition pressure of the high-voltage motors is small, management aims to focus on promotion of high-voltage motors going forward.

SIMO Lamination

- SIMO Lamination manufactures rotors and stators and sells them to both external customers and XTF SIMO. Sales to third-party customers accounted for 79.8% and 70.0% of its total sales in 4Q09 and 11m10, respectively.
- Since mid 2010, SIMO Lamination has gradually reduced the sale of rotors and stators to external customers to prepare for the planned move and integration with XTF SIMO, resulting in a decrease in the proportion of rotors and stators in total sales.

Sales by customers

- As shown in Table 2 on the left, both XTF SIMO's and SIMO Lamination's customer bases are diversified. For SIMO Group, sales to the top 40 customers accounted for less than 50% of total revenue for the historical period.

XTF SIMO

- XTF SIMO sells its products to over 1,500 customers. The customers are divided into two major categories: distributors and non-distributors.
- Distributors are committed to annual sales target and entitled to a sales rebate. As shown in Table 3 on the left, sales to distributors accounted for 14.8% and 10.8% of total sales in Q409 and 11m10, respectively.

Conclusion

Management intends to focus on high-voltage motors and increase the proportion of OEM users and end users in its clientele in the future.

SIMO Group was acquired in October 2009 and has been the biggest revenue and gross profit contributor to the Group. Management tends to focus on high-voltage motors in the future

- Non-distributors consisted of OEM users, traders and a few end users. OEM users mainly comprised pump manufacturers and draught fan manufacturers. Traders are mainly private sales companies and not committed to sales targets nor entitled to sales rebates, which differentiates traders from distributors. End users are mainly steel and cement plants.
- Management advised that the number of distributors had reduced from 25 in Q409 to 22 in 11m10. Given that XTF SIMO can achieve higher margins from users and end users than from distributors, management plans to further increase the proportion of sales to OEM users and end users going forward.

SIMO Lamination

- SIMO Lamination sells rotors and stators to over 50 customers all of which are motor manufacturers.

SIMO Group's overall gross margin slightly decreased by 0.8 percentage points in 11m10 compared to 4Q09, primarily reflected a combined result of operation changes since being acquired by HRBN

Table 1: GP margin by categories – SIMO Group

	Revenue		COS		GP %	
Currency: US$000	4Q09	11m10	4Q09	11m10	4Q09	11m10
High-voltage and Z motors	19,603	86,942	16,299	62,594	*16.9*	*28.0*
AC motors	8,555	48,302	7,023	38,215	*17.9*	*20.9*
Medium-sized motors	1,294	3,857	1,119	3,011	*13.5*	*21.9*
Subtotal	**29,452**	**139,101**	**24,441**	**103,820**	***17.0***	***25.4***
Rotor and stator	15,017	34,545	5,701	15,373	*62.0*	*55.5*
Sales tax and surcharges	(383)	(1,491)	-	-	*100.0*	*100.0*
Total	**44,086**	**172,155**	**30,142**	**119,193**	***31.6***	***30.8***

Source: Schedules of sales and GP by products provided by management

*HTF acquired SIMO Group in October 2009, therefore, SIMO Group's figures only available since October 2009. 4Q09 represented the last three months of FY09.

Table 2: Production costs' components in 11m10

	XTF SIMO		SIMO Lamination	
Currency: US$000	Amount	% of total	Amount	% of total
Direct materials	83,392	*87.0*	20,285	*87.3*
Direct labor	4,669	*4.9*	1,233	*5.3*
MOH and utilities	7,757	*8.1*	1,709	*7.4*
Total production costs	**95,818**	***100.0***	**23,227**	***100.0***

Source: Schedules of costs reconciliation provided by management

Note: The schedule of production costs' components in 4Q09 is not readily available.

Table 3: Historical ASP analysis by top five customers

Currency: US$000	Products	4Q09	9m10 *	Increase %
Shanghai Kaiquan Pump (Group)	Y series high-voltage motors	2,171	4,150	*91.2*
Liuzhou Fuda Machinery Co.	YLF series high-voltage motors	1,369	1,923	*40.5*
Anshan Draught Fan Factory	YKK series high-voltage motors	5,059	8,989	*77.7*
Shijiazhuang Simo Motors Sales Co.	Z motors and Y series high-voltage motors	1,294	2,492	*92.6*
Shanghai Liancheng (Group)	Y series high-voltage motors	2,806	4,643	*65.5*

Source: Schedules of ASP analysis by top customers

*Management prepared ASP analysis for top customers and for 9m10 rather

SIMO Group – overall

- For the SIMO group, the overall GP margin remained fairly stable historically but decreased from 31.6% in 4Q09 to 30.8% in 11m10, mainly due to the decrease in share of SIMO Lamination's sales in total sales and the decrease in Lamination's margin simultaneously; however these decreases were net of by the increase in XTF SIMO's gross margin (mainly contributed by high-voltage motors).
- As shown in the Table 2 on the left, direct materials accounted for >85% of total production costs. We understand that SIMO Group purchases raw materials from a diversified group of suppliers. Purchases from the top 5 suppliers only accounted for 28.7% of the total purchase for 11m10.

SIMO Lamination

- Historically, the GP margin of rotors and stators produced by SIMO Lamination decreased from 62.0% of 4Q09 to 55.5% of 11m10. Sales of SIMO Lamination to third parties were all consignment sales. These customers are motor manufacturers themselves. Rotors and stators delivered by SIMO Lamination to customer workshops won't be accepted until they are installed into the motors produced by the customers. Usually the customers do not inform SIMO Lamination of the usage of the rotors and stators until their own motor products (with SIMO's products installed) are sold.
- Given the long holding period (usually six to eight months), SIMO Lamination was able to charge a high margin (62.0%). However, in 11m10, SIMO Lamination encouraged its customers to shorten the consignment period by lowering the price. As a result, the gross margin dropped to 55.5%.

XTF SIMO

- For XTF SIMO, the GP margins of the three major categories all increased in 11m10. Management attributed the increase to the following factors:
  - Product mix changes: Sales of products with higher margins increased in 11m10, such as Y series and YR series of high-voltage motors.
  - Increased ASP for top customers: Management advised that the ASP for most of the top customers, as shown in Table 3 on the left, increased significantly in 2010 (generally over 30%), the effect of the raised selling prices and changes in product mix to these customers.

Conclusion

Since being acquired by HRBN, SIMO Group has gone through several operational changes, including scaling down the SIMO Lamination operation, switching product portfolio towards high margin product (e.g., high voltage motors), trimming customer base by reducing low margin distributors to high margin end users. As a result, the overall gross margin decreased only slightly despite the upward trend of raw material prices.

SIMO Group's overall gross margin slightly decreased by 0.8 percentage points in 11m10 compared to 4Q09, primarily reflected a combined result of operation changes since being acquired by HRBN

Table 4: Historical trend of key materials' price

Source: Monthly purchase price during the historical period provided by management



Electromagnetic wire
US$/ton
10,500
10,000
9,500
9,000
8,500
8,000
7,500
Oct.09
Nov.09
Dec.09
Jan.10
Feb.10
Mar.10
Apr.10
May10
Jun.10
Jul.10
Aug.10
Sep.10
Oct.10
Nov.10



Hot roll silicon steel sheet and cold silicon steel sheet
US$/ton
1,600
1,400
1,200
1,000
800
600
400
200
0
Oct.09
Nov.09
Dec.09
Jan.10
Feb.10
Mar.10
Apr.10
May10
Jun.10
Jul.10
Aug.10
Sep.10
Oct.10
Nov.10
Hot roll silicon steel sheet
Cold roll silicon steel sheet

- Change in customer mix: As mentioned, the proportion of sales to distributors (at lower prices than to end users) of total sales decreased from ~15% in 4Q09 to ~11% in 11m10, leading to the increase in overall margin.
- Stable level of direct labor and MOH savings: Management indicated that the workers' salary level remained stable historically. Repair costs decreased significantly from early 2010 because the equipment repair and maintenance function was changed from outsourced to in-house.

SIMO Group's NWC firstly dropped from US$56,829 as of Dec09 to US$41,870 as of Sep10, then increased to US$49,951 as of Nov10, reflecting the operational changes initiated by the management since being acquired

Chart 1: NWC as a percentage of revenue

Source: Financial statements provided by management



US$000
%
Dec09
Mar10
Jun10
Sep10
Nov10
Revenue
NWC
NWC as a % of revenue

Notes: * NWC is calculated as accounts and notes receivable, plus inventory, minus accounts and notes payable and customer deposits.
** We applied average exchange rate for 11m10 when translating the NWC balance from Rmb to US$ by assuming no significant exchange rate fluctuation during each quarter.

Chart 2: Net working capital analysis

Source:



Days
Dec09
Mar10
Jun10
Sep10
Nov10
DSO
DIO
DPO
Cash conversion days

Historical working capital

DSO

- SIMO Group usually requires 10-30% prepayment from customers, and 50-70% on goods delivery. Certain customers require 10% as a retention as a one-year product warranty. However in practice, most customers do not follow the payment schedule. The DSO as of Dec09 stood at ~77 days. Since being acquired by HRBN, management has changed the sales staff's compensation structure. AR collection became an important KPI in evaluating a salesperson's performance. As a result, AR collection speeded up, leading to a stabled DSO and an increasing revenue trend in 2010.
- The AR balance decreased from US$51,937 as of Dec09 to US$45,288 as of Sep10.

DIO

- DIO dropped from 179 days as of Dec09 to 118 days as of Nov10. This is the result of two factors:
  - XTF SIMO – XTF SIMO reprocessed certain faulty WIP produced before it was acquired by HRBN, so that it can be further used for production.
  - SIMO Lamination – As mentioned earlier, SIMO Lamination reduced consignment sales when preparing for its relocation and integration with XTF SIMO.
- As a result, the inventory balance dropped from US$59,925 as of Dec09 to US$43,758 as of Nov10.

DPO

- DPO increased from Dec09 through Jun10, as XTF SIMO delayed payments to its suppliers due to tight cash flow during the period.
- In Jun10, XTF SIMO received US$30 million in funding from HTF, which enabled it to pay the long-outstanding balances to suppliers. As a result, the AP balance dropped from US$43,074 as of Jun10 to US$34,224 as of Nov10.

Conclusion

As discussed on the preceding pages, SIMO Group has been through some operational changes since being acquired by HRBN. Its working capital has also fluctuated, reflecting these operational changes.

Small to medium-sized rotary motors - WHTF

1. Revenue
2. Gross margin
3. Net working capital

WHTF revenue increased throughout the historical period, mainly attributable to increased sales volumes

Table 1: Historical revenue mix

	WHTF's revenue			% of total		
Currency: US$000	2H08*	FY09	11m10	2H08	FY09	11m10
Single-phase motors	12,268	33,952	43,911	*44.4*	*47.0*	*50.9*
Three-phase motors	15,341	38,289	42,321	*55.6*	*53.0*	*49.1*
Total	**27,609**	**72,241**	**86,232**	***100.0***	***100.0***	***100.0***

Source: Trail balances and schedules provided by management

*HTF acquired WHTF in July 2008, therefore, WHTF's figures only available since July 2008. 2H08 represented the last six months of FY08.

Chart 2: Historical sales quantity and ASP

Source: Trail balances and schedules provided by management



1,000
900
800
700
600
500
400
300
200
100
0
Sales quantity (thousand)
150
140
130
120
110
100
90
80
70
60
50
ASP (USD)
2H08
FY09
11m10
Sales quantity
ASP

Table 3: Government subsidy on agricultural machinery purchase

Currency: US$ million	FY08	FY09	FY10
Subsidy amount	586	1,466	2,289
Number of machines subsidized	1,030,000	2,250,000	5,250,000
Number of family benefited	950,000	1,980,000	4,000,000

Source: www.moa.gov.cn, the website of Ministry of Agriculture of the People's Republic of China

Historical sales by product

- WHTF's product mix comprises single-phase asynchronous motors for agricultural machinery and three-phase asynchronous motors for industrial machinery. Each product type accounted for approximately 50% of total sales in the historical period (Table 1 on the left).
- WHTF sold motors to 163 distributors and 860 direct customers (mostly machinery manufacturers) through direct sales across the PRC in 11m10. The customer concentration of agricultural rotary motors and small rotary motors was very low because the small-to-medium-sized agricultural and industrial machinery manufacturing sectors in which WHTF's customers operate are highly fragmented in China. WHTF's top 20 customers only accounted for 17.5% of its total revenue in 11m10.
- The revenue of both single-phase and three-phase motors showed strong growth over the historical period mostly driven by the increase in sales volume.

Sales driver

- As shown in Chart 2, sales volume increases drove WHTF's sales growth as its ASP was relatively stable over the historical period.
- Management represented that the sales growth in the historical period reflected the strong demand due to the (i) government subsidies to farmers to purchase agricultural machinery and (ii) the stimulation policies to boost the economy in response to the global financial crisis.
  - In 2004, *the Law of the People's Republic of China on Promotion of Agricultural Mechanization* was promulgated and the government decided to pay a subsidy on agricultural machinery purchase to farmers every year commencing 2004. In the historical period, especially in FY09, the subsidy amount, the number of machines subsidized and the number of families benefiting increased significantly (Table 3 on the left). Management represented that this subsidy had significantly promoted the sales quantity of single-phase motors.
  - In November 2009, China approved a stimulus plan to invest US$586 billion (4 trillion Yuan) in key economic sectors including housing, rural infrastructure and transportation, to counteract the recession, which was said by management to be a robust driver of WHTF's sales volume of three-phase motors.

Conclusion

The sales increase was driven by increases in sales volume partly brought about by the economic stimulation policies.

WHTF revenue increased throughout the historical period, mainly attributable to increased sales volumes

Table 4: Sales geographical distribution in 11m10

Currency: US$000	11m10	% of total
China Northeast	24,646	28.6
Shandong	15,870	18.4
Hebei	8,813	10.2
Jiangsu	6,862	8.0
Tianjin	5,347	6.2
Subtotal	61,538	71.4
Others	23,845	27.6
Overseas	849	1.0
Total	**86,232**	**100.0**

Source: Trail balances and schedules provided by management

Future growth prospect

- Management indicated that WHTF intends to further increase the sales volume mainly by exploiting new geographical markets to take full advantage of government's stimulation policies going forward.
- As illustrated in Table 4 on the left, WHTF's sales were highly concentrated in a few geographical regions. Sales in China Northeast, Shandong, Hebei, Jiangsu and Tianjin accounted for 71.4% of total sales in 11m10. Management stated that they were exploring the development of sales to other regions. However, no formal strategy or detailed plan has been prepared.

WHTF's gross margin remained stable throughout the historical period, as the raw material prices' fluctuations were passed on to customers

Chart 1: Historical GP, ASP and AUC

Source: Trail balances and schedules provided by management



15
14
13
12
11
10
9
GP Margin %
100
95
90
85
80
75
ASP and AUC (US$)
2H08
FY09
11m10
GP Margin
ASP
AUC

Table 2: COS breakdown - WHTF

	COS			% of total		
Currency: US$000	2H08	FY09	11m10	2H08	FY09	11m10
Direct materials:						
Enameled wire	6,838	18,324	22,166	27.7	28.6	29.1
Silicon steel	6,384	17,109	20,695	25.9	26.7	27.2
Iron castings	4,273	11,451	13,851	17.3	17.8	18.2
Others	3,916	10,496	12,696	15.9	16.3	16.6
Subtotal	21,411	57,380	69,408	86.8	89.4	91.1
Direct labor	1,579	2,246	2,209	6.4	3.5	2.9
MOH	1,677	4,557	4,571	6.8	7.1	6.0
Total	24,667	64,183	76,188	100.0	100.0	100.0

Source: Trail balances and schedules provided by management

Chart 3: Major material prices and AUC

Source: Major materials price, trail balances and schedules provided by management



8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Materials prices (US$/ton)
110
105
100
95
90
85
80
75
70
65
60
AUC
87
81
87
2H08
FY09
11m10
AUC
Enamel wire, 29.1% of costs
Silicon steel, 27.2% of costs

Historical trend of gross margin

- The GP margin increased from 10.7% in 2H08 to 11.2% in FY09 and 11.6% in 11m10, respectively. Management indicated that the slight increase in GP over the historical period primarily reflected the higher customer demand due to the government subsidies (the agricultural machinery purchase and economy stimulus plan).

Low GP margin

- WHTF has a lower GP margin than other product families within the group, as WHTF's products are low-end products which have a high component ratio of raw materials (91.1% in 11m10) but a low technology price premium. Thus they were unable to negotiate with customers in the highly competitive market, and the gross margin earned represented only the processing fee.
- We observed a very low concentration of WHTF's suppliers. Purchases from the top 5 suppliers only accounted for 30.4% of the total purchase for 11m10.

Determinant factors of GP margin

- As shown in Chart 3 on the left, the material fluctuations were passed on to customers. ASP and AUC moved at the same pace and direction in the historical period, which led to a stable GP margin.
- As illustrated in Chart 3 on the left, AUC's fluctuations were in line with fluctuation of raw material prices. The price of major direct materials including enamel wire and silicon steel accounted for 56.3% of the total cost of sales in 11m10 and had the same trend as AUC.

ASP adjustment mechanism

- Management advised that due to the high quality of WHTF's products, WHTF was able to adjust the selling price at its discretion in response to the raw material cost changes.

Conclusion

Although WHTF's products were low-end products and the market competition is fierce, they were able to pass the raw material price fluctuations to the customers due to the high quality of their products.

WHTF's working capital decreased continuously up to Sep09 and increased afterwards, reflecting the shortage of stock resulting from the strong market demand in FY09

Chart 1: NWC as a percentage of revenue

Source: Management accounts



US$000
30,000
25,000
20,000
15,000
10,000
5,000
0
80
70
60
50
40
30
20
10
0
NWC as a % of revenue
Mar09 Jun09 Sep09 Dec09 Mar10 Jun10 Sep10 Nov10
FY09
11m10
Revenue
NWC
NWC as a % of revenue

Chart 2: Net working capital analysis

Source: Management accounts



Days
120
100
80
60
40
20
0
Mar09 Jun09 Sep09 Dec09 Mar10 Jun10 Sep10 Nov10
FY09
FY10
DSO
DIO
DPO
Cash conversion days

Working capital

- WHTF's working capital decreased from US$10,930 as of Mar09 to US$2,554 as of Sep09. Management advised that this was a reflection of the stock shortage due to the significant surge in demand as a result of the government subsidy and economic stimulus plan in early FY09.
- NWC increased to US$4,864 as of Dec09 and US$14,888 as of Nov10 as the inventory level recovered gradually after the unexpected surge in sales. Management represented that the NWC may continue to grow in line with the sales increase going forward.

Cash conversion cycle

Cash conversion days was lowest in Sep09 because of the fluctuation of DIO

- The cash conversion days decreased from 87 days in Mar09 to 16 days in Dec09 but then increased to 56 days in Nov10 (Chart 2 on the left) mainly due to the stock level and DIO fluctuations in the historical period.
- Due to the purchase subsidy and the economic stimulus plan in early FY09, demand increased and WHTF's stock levels went down sharply in 1H09, leading to a decreased DIO in Mar09 to Sep09.

Relatively stable DSO and DPO

- Benefiting from the strict sales collection policy (gradually applied) in the historical period, WHTF's DSO improved from 20 days in Mar09 and Jun09 to 10 days after Sep09.
- Inventory levels (especially for raw materials) increased from Sep09 due to the growing material purchase payments outstanding and lower cost of goods sold in Jun09.
- DPO was relatively stable at approximately 40 to 50 days during the historical period, except for an increase from 46 days in Mar09 to 66 days in Jun09 due to the slight decrease in sales in Jun09.

Conclusion

The increase in working capital from Q4 2009 primarily reflected the increase in safety stock, as a result of the sales growth.

Linear motors and related systems - HTF

1 Revenue

2 Gross margin

3 Net working capital

Linear motors and related systems produced by HTF were highly tailor-made products for customers. Revenue growth in 11m10 were mainly derived from the coal transportation train project in Inner Mongolia

Table 1: Revenue mix – Linear motors and related systems

	Revenue			% of total		
Currency: US$000	FY08	FY09	11m10	FY08	FY09	11m10
Linear motor and related systems:						
Oil pump	18,284	23,683	24,830	*36.7*	*39.0*	*35.4*
Coal transportation train	-	7,340	17,743	-	*12.1*	*25.3*
Postal mail-sorting systems	14,746	10,704	10,168	*29.6*	*17.6*	*14.5*
Others – Linear motors	16,773	18,985	17,427	*33.7*	*31.3*	*24.8*
Total	**49,803**	**60,712**	**70,168**	***100.0***	***100.0***	***100.0***
Sales to top 3 customers	33,030	41,727	52,741	*66.3*	*68.7*	*75.2*

Source: Sales schedule provided by management

Linear motors are highly tailor-made for specific customers

- Linear motors and related systems were tailor-made for specific customers in the historical period. They can be used for oil pumps, coal transportation trains, postal mail-sorting systems and many other applications. HTF had one major customer each for oil pumps, coal transportation trains and postal service mail-sorting systems in the historical period.

Historical revenue growth

- As shown in Table 1 on the left, total linear motor and related systems revenue growth increased from 21.9% in FY09 to 26.1% in 11m10 (annualized). The increase was mainly from the following three factors:
  - Revenue growth from oil pump increasing throughout the historical period, primarily reflecting the increasing demand from Daqing Oilfield Co., Ltd., the sole customer for this product.
  - Significant revenue from an order for a coal transportation train (ordered by Inner Mongolia Maglev Technology Development Co., Ltd.; "IMT Maglev", a new customer, acquired in FY09).
  - Revenue from postal mail-sorting system (sold to Guiyang Putian Wanxiang Logistics Technology Co., Ltd.) remaining stable since FY09. Management indicated that this product has been sold to Tier I cities and which have become a saturated market. HTF is tapping into Tier II and Tier III cities, but usually the low volumes of postal services in these cities makes it difficult to justify the high price for HTF's systems.

Revenue growth driver

Acquiring new customer was the main driver of revenue growth

- Sales growth in 11m10 was mainly due to the introduction of a new customer (for a coal transportation train, IMT Maglev) which accounted for 25.3% of sales in 11m10. This project was led by the government (a state project to support transportation infrastructure buildup for the mining industry in China).
- Management indicated that they were in the progress to negotiate another project with IMT Maglev; however, HTF had not entered into any contract as of the last day of our work.

Conclusion

Linear motor and related systems were jointly developed with customers on a project basis and unique. Therefore, continued development of new customers is the key to maintaining revenue growth.

Linear motors and related systems produced by HTF were highly tailor-made products for customers. Revenue growth in 11m10 were mainly derived from the coal transportation train project in Inner Mongolia

Table 2: Revenue backlog

Currency: US$000	Unearned revenue of ongoing contracts as of Nov10*	Potential sales in 2011 and onwards Contracted	Not contracted
Oil Pump	2,255	-	28,557
Coal transportation train	9,018	-	25,551
Postal service mail-sorting systems	3,006	-	13,527
Others - Linear motors	3,307	16,578	16,037
Total	**17,586**	**16,578**	**83,672**

Source: Schedule provided by management

*Management indicated these contracts will be completed in March 2011.

Future growth prospect

- Management represented that they are pursing some opportunities with reputable clients in China (e.g., Changchun Railway Vehicle Co., Ltd., Liaohe Oilfield, Xinjiang Oilfield and Shengli Oilfield), but those opportunities have yet been secured by contracts.
- As shown in Table 2 on the left, HTF has unearned revenue of US$17,586 of ongoing contracts which will be completed in March 2011. In addition, management indicated they are pursuing some big contracts that potentially worth a total of US$100,250. However as of November 30, 2010, except for a contract valued US$16,578, other potential opportunities had not been secured by contracts.

High gross margin of linear motors and related systems throughout the historical period reflected the advanced technology of the products which enabled HTF to charge a high price

Table 2: COS breakdown

Currency: US$000	COS FY08	COS FY09	COS 11m10	% of total FY08	% of total FY09	% of total 11m10
Direct materials						
Magnetic steel	999	2,764	3,054	4.3	11.2	11.0
Copper	1,593	1,818	2,435	6.9	7.4	8.8
Aluminum	1,349	1,422	2,078	5.8	5.8	7.5
Iron	1,907	1,119	2,034	8.2	4.5	7.3
Steel	1,747	1,156	1,122	7.5	4.7	4.1
Others	14,514	15,015	15,304	62.7	60.8	55.2
Subtotal	**22,109**	**23,294**	**26,027**	**95.5**	**94.4**	**93.9**
Direct labor	273	520	538	1.2	2.1	1.9
MOH	764	875	1,140	3.3	3.5	4.2
Total	**23,146**	**24,689**	**27,705**	*100.0*	*100.0*	*100.0*

Source: Schedule provided by management

Table 3: Top 5 suppliers

Currency: US$000	Purchase amount FY08	Purchase amount FY09	Purchase amount 11m10
Harbin Longjiang Mold Factory	13,981	17,560	9,770
Shanghai Kuisheng Electrical and Mechanical Co., Ltd.	9,545	6,186	4,896
Jiang Yin Huaming Specialty Cable Co. Ltd.	4,631	4,691	3,877
Zhejiang University, Institute of Electrical and micro motor	3,947	4,658	2,425
Harbin Swan East Light Aluminum Co., Ltd.	1,527	1,644	2,302
Others	12,695	5,806	3,165
Total purchases for the period	**46,326**	**40,545**	**26,435**
% of top 5 suppliers	*72.6%*	*85.7%*	*88.0%*

Source: Schedule provided by management

Table 1: Gross profit margin by linear motors and related systems

Currency: US$000	Revenue FY08	Revenue FY09	Revenue 11m10	COS FY08	COS FY09	COS 11m10	Gross margin (%) FY08	Gross margin (%) FY09	Gross margin (%) 11m10
Oil pump	18,284	23,683	24,830	7,521	7,852	8,312	58.9	66.8	66.5
Coal transportation train	-	7,340	17,743	-	2,339	5,629	-	68.1	68.3
Others - Linear motors	16,773	18,985	17,427	8,625	9,485	8,914	48.6	50.0	48.9
Postal mail-sorting systems	14,746	10,704	10,168	7,000	5,013	4,851	52.5	53.2	52.3
Total	**49,803**	**60,712**	**70,168**	**23,146**	**24,689**	**27,705**	**53.5**	**58.3**	**60.5**

Source: Schedule provided by management

High gross profit margin attributable by advanced technology

- Table 1 above shows the significant increase in gross profit margin in FY09 resulting from the new product, a coal transportation train, in the second half of FY09 with a high gross margin of 68.2%. This product was the first linear motor driving train in China for coal transportation (jointly developed with IMT). Therefore, HTF was able to set a high selling price.
- Management advised the linear motors and related systems that HTF sold had advanced technology, and in-depth product development and design capabilities. For instance, oil pumps equipped with HTF's linear motor can save over 25% of energy costs compared with conventional pumps.
- We understand that sales contracts were usually signed with customers for a 12-month period, with pre-determined selling prices stated in the contract. Management indicated that if there were any significant raw material price fluctuations, they would negotiate with the customers on a timely basis.

Raw materials fluctuation were largely absorbed by suppliers

- The slight decrease in other product families in 11m10 primarily reflected the increase in raw material prices. We understand that raw materials represented 93.9% of the total cost of sales in the historical period, particularly enameled wire (produced by copper). The majority of the raw materials purchased by HTF were semi-finished goods produced by suppliers, which basically included raw materials and processing fee.
- We understand that major raw materials (enameled wire and aluminum, etc.) generally fluctuated during the historical period; however, they did not affect HTF's purchase price.
- As illustrated in Table 3 on the left, the top 5 suppliers represented 88.0% of the total purchases in 11m10. Management indicated that HTF was considered a large customer for these suppliers, and they have been doing business with HTF for more than four years. During the historical period, suppliers did not ask for purchase price

Conclusion

The high gross margins of the linear motors and related systems were subject to the advanced technology of the products.

High gross margin of linear motors and related systems throughout the historical period reflected the advanced technology of the products which enabled HTF to charge a high price

Chart 4: Copper and aluminum market prices trend

Source: Shanghai future exchange http://www.shfe.com.cn/



70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
Yuanper metric ton
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409
Q110
Q210
Q310
11m10
Copper
Alumininum

adjustments, therefore, any gains or losses on raw materials were absorbed by the suppliers. However, it was not stated in the supply framework agreement.

- According to Chart 4 on the left, we noted that the key materials (copper and aluminum) fluctuated during the historical period. However, the market prices did not affect the raw material prices of HTF during the historical period.

HTF's net working capital is needed to finance the accounts receivable and prolonged payment from a customer

Chart 1: NWC as a % of revenue

Source: Quarterly management accounts



40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
US$'000
160
140
120
100
80
60
40
20
-
NWC as a% of revenue
Mar08
Jun08
Sep08
Dec08
Mar09
Jun09
Sep09
Dec09
Mar10
Jun10
Sep10
Nov10
Revenues
NWC
NWC as a % of revenue

Chart 2: Net working capital analysis

Source: Quarterly management accounts



140
120
100
80
60
40
20
0
-20
-40
-60
Days
Mar08
Jun08
Sep08
Dec08
Mar09
Jun09
Sep09
Dec09
Mar10
Jun10
Sep10
Nov10
DSO
DIO
DPO
Cash conversion days

Net working capital observation

- HTF operated with a positive working capital level largely due to a need for financing the accounts receivable.
- According to Chart 1 on the left, NWC's fluctuation was in line with the fluctuation in revenue. However, we noted that the NWC as a percentage of revenue increased sharply from Jun10. The increase mainly reflected the decrease in revenue in October to November 2010 (pro rata to three months' revenue), and also the delay payment of Daqing Oilfield.
- Management indicated that HTF granted Daqing Oilfield a six month-payment term, but it occasionally delayed its payments.

DSO

- DSO fluctuated between 70 days and 116 days. We understand that HTF's revenue was earned on project basis. Each project usually lasts more than 6 months. After paying a 30% deposit to HTF, customers are usually granted a 90-to-180-day payment term upon goods delivery. The sharp decrease in Mar09 was mainly due to a large payment made by an overseas customer, which had been delayed since late 2008. The DSO peaked in Sep09 primarily reflecting the revenue generated from a new customer, IMT Maglev.

DIO

- DIO remained stable during the historical period, as goods were made to order.

DPO

DPO remained negative throughout the historical period as a result of advances to suppliers for the purchase of raw materials. The purchase of raw materials requires a 20% deposit, with the remaining balance settled 30 days after delivery. DPO increased and peaked at negative 43 days as of Jun10, mainly reflecting the increase in purchase of raw materials, as management foresaw an increase in raw material prices in the near future.

Conclusion

Given the longer sales cycle, HTD's NWC fluctuation was highly dependent upon the timing of payments from customers.

Specialty micro-motors – HTF and SHTF

1. Revenue
2. Gross margin
3. Net working capital

Top eight customers represented 98.2% of the specialty-micro motors revenue in 11m10. Two new customers contributed 16.3% of revenue

Table 1: Top 8 customers – specialty micro-motors

	Revenue		
Currency: US$000	FY08	FY09	11m10
Jiangsu Liyang city Automobile Seat Angle Adjuster Co.	19,054	22,528	21,559
Magna Seating of America,Inc.	11,119	13,245	11,724
Sitech Dongchang Automotive Seating Technology	-	-	8,041
Kunshan Jiayi Seating Co.	2,830	-	6,909
Shanghai Lushen Automobile Interior Decoration	-	4,455	5,485
Suifenhe Wanrong Trade Co.	4,306	2,776	3,265
Ruian Xincao Imports and Exports Trading Co.	-	-	2,105
Shanghai Jun Ci Electrical Equipment Co.	4,178	766	1,855
Others	1,176	2,351	1,143
Total	**42,663**	**46,121**	**62,086**
Sales concentration:			
Top 3 customers	*80.8*	*87.2*	*66.6*
Top 8 customers	*97.2*	*94.9*	*98.2*

Source: Schedule provided by management

Transfer of specialty micro-motors production

- As part of the Group's adjustment of product offerings, the production lines of specialty micro-motors were transferred from HTF to SHTF in October 2009, a brand new facility in Shanghai close to auto part OEM customers in eastern China.
- To better analyze the historical performance of specialty micro-motors segment, we combined the sales in HTF (FY08) and SHTF (from October 2009 onwards) in the historical period.

Customer concentration

- HRBN's specialty micro-motors are mostly sold to auto parts manufacturers. HRBN had high customer concentration in the historical period. As illustrated in Table 1 on the left, the top eight customers accounted for 97.2% of revenue in FY08, 94.9% in FY09 and 98.2% in 11m10.
- Jiangsu Liyang City Automobile Seat Angle Adjuster Co., Ltd., the Group's major customer, contributed about 40% of sales in specialty micro-motors in the historical period. The contract with this customer was renewed on a yearly basis and the warranty period is about one year.
- Magna Seating of America, Inc is a US customer and contributed revenue of US$11,119 in FY08 and US$11,724 in 11m10. Management indicated that the revenue should remain consistent; however, it is an industry norm that the selling price will decrease by 3% in a renewed sales contract (the new contract was signed at 2010 year-end).

Historical revenue growth primarily driven by two new customers

- Two new customers were developed in SHTF in 2010, Sitech Dongchang Automotive Seating Technology Ltd. and Ruian Xincao Import and Export Trading Co., Ltd., which contributed US$10,146 or 16.3% of sales of specialty micro-motors in 11m10.

Conclusion

Specialty micro-motors revenue was concentrated in the top eight customers and the auto parts sector.

Future sales prospect

- SHTF intends to capture the international auto parts markets that increasingly sources auto parts from China. Hence, overseas sales may expand to other countries.

Gross margin of specialty micro-motors decreased by 5.0 percentage points from 39.9% in FY09 to 34.9% in 11m10 reflecting increased raw material prices and a slight decrease in ASP

Table 2: COS breakdown

	COS			% of total		
Currency: US$000	FY08	FY09	11m10	FY08	FY09	11m10
Direct materials						
Aluminum shell	1,791	7,097	11,832	*7.1*	*25.8*	*29.3*
Copper	1,451	1,941	2,671	*5.8*	*7.0*	*6.6*
Iron	1,861	3,768	6,464	*7.4*	*13.7*	*16.0*
Others	19,188	14,210	16,552	*76.7*	*51.6*	*41.0*
Subtotal	**24,291**	**27,016**	**37,529**	***97.0***	***98.1***	***92.9***
Direct labor	278	125	315	*1.1*	*0.5*	*0.8*
MOH	483	391	2,577	*1.9*	*1.4*	*6.3*
Total	**25,052**	**27,532**	**40,421**	***100.0***	***100.0***	***100.0***

Source: Schedule provided by management

Chart 3: ASP versus AUC of 49 series and 59 series

Source: Schedule provided by management



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160
140
120
100
80
60
40
20
0
US$
8
6
5
3
2
0
US$
FY08
FY09
11m10
ASP - 59 series
AUC - 59 series
ASP - 49 series
AUC - 49 series

Table 1: Gross margin by product – Specialty micro-motors

	Revenue			COS			Gross margin (%)		
Currency: US$000	FY08	FY09	11m10	FY08	FY09	11m10	FY08	FY09	11m10
Specialty micro-motors:									
59 series	36,990	40,400	56,152	22,098	24,452	36,641	*40.3*	*39.5*	*34.7*
49 series	5,673	5,721	5,934	2,954	3,080	3,780	*47.9*	*46.2*	*36.3*
Total	**42,663**	**46,121**	**62,086**	**25,052**	**27,532**	**40,421**	***41.3***	***40.3***	***34.9***

Source: Sales and gross margin analysis provided by management

Decrease in gross margin in 11m10

Decrease in ASP

- We noted the average selling price for specialty micro-motors (59 series) decreased by 1.2%, from Yuan171 in FY09 to Yuan169 in 11m10.
- Management indicated that the 59 series was mainly sold to auto parts OEM manufacturers (Magna Seating of America, Inc and Liyang), and it was an industry norm that the ASP decreased by 2 to 3% per annum.

Increase in AUC

- As shown in Table 2 on the left, raw materials accounted for over 90% of the total cost of sales in the historical period.
- As illustrated in Chart 3 on the left, AUC increased from Yuan104 per unit in FY09 to Yuan110 per unit in 11m10. The increase primarily reflected the following:
  - SHTF required to search for new suppliers located nearby Shanghai
  - Key raw materials prices increased throughout the 11 months ended November 30, 2010
  - Relocation of micro-motor production from HTF to SHTF in Oct 2009, which increased the depreciation cost; however, we noted that SHTF capitalized the cost of nine sets of production equipment which had not been received by SHTF, amounting to US$24,812 in Oct 2010. The depreciation expense overstatement was US$841 in 11m10, which also affected the 11m10 gross margin by 1.3%.

Conclusion

Specialty micro-motors gross profit margin will be affected by the ASP going forward.

Gross margin of specialty micro-motors decreased by 5.0 percentage points from 39.9% in FY09 to 34.9% in 11m10 reflecting increased raw material prices and a slight decrease in ASP

Table4: Top 5 suppliers

	Purchase amount		
Currency: US$'000	FY08	FY09	11m10
Shanghai Haiwang Mold Factory	-	5,031	18,148
Institute of Aerospace Electric and Micro Motor	849	3,065	4,014
Shanghai Xingran Standard Parts Co.	-	-	3,673
Shanghai YuGuang Industry and Trade Co.	-	-	2,474
Zhejiang Great Wall Commutator Co.	485	381	2,466
Harbin Longjiang Mold Factory	3,689	4,160	-
Shanghai Kuisheng Electrical and Mechanical Co.	5,025	3,033	-
Jiang Yin Huaming Specialty Cable Co.	1,451	1,857	-
Shanghai Huitian Chemical Materials Co.	3,989	1,728	-
Ningbo Jingyi Chuangcheng Shaft Co.	1,012	1,686	-
Others	7,522	5,876	8,188
Total purchases for the period	**24,022**	**26,817**	**38,963**
% of Top five suppliers	*63.1*	*63.9*	*79.0*

Source: Schedule provided by management

Suppliers

- As shown in Table 4 on the left, specialty micro-motor has a highly concentrated supplier profile. The significant change of supplier profile in 11m10 mainly reflected the shift of specialty micro-motor production from Harbin to Shanghai through the establishment of SHTF.

SHTF's net working capital reached its peak as of Mar10, several months after its inception, then reduced down to a normal level

Chart 1: NWC as a % of revenue

Source: Quarterly management accounts



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45,000
40,000
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30,000
25,000
20,000
15,000
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0
US$000
300
250
200
150
100
50
0
NWC as a % of revenue
Dec09
Mar10
Jun10
Sep10
Nov10
Revenues
NWC
NWC as a % of revenue

Chart 2: Net working capital analysis

Source: Quarterly management accounts



200
150
100
50
0
-50
-100
-150
Days
Dec09
Mar10
Jun10
Sep10
Nov10
DSO
DIO
DPO
Cash conversion days

Net working capital observation

- SHTF operated with a positive working capital level largely due to a need to finance the accounts receivable and advances to suppliers. Customers normally are granted three to six month credit terms. Suppliers usually requested a deposit of 20% and the remaining balance settled within 30 days upon delivery.

DSO

- DSO increased and peaked at 150 days as of March 2010, primarily reflecting the start-up stage of its operation, as revenue generated from Oct09. DSO has remained stable since June 2010, as customers started to make payments for orders in 2009.

DIO

- DIO remained stable during the historical period, as goods were made to order.

DPO

- DPO remained negative throughout the historical period as a result of significant advances to suppliers for the purchase of raw materials. We noted that the high level in advances to suppliers prior to March 2010 was mainly due to advances to suppliers for the purchase of fixed assets.

Conclusion

SHTF's working capital reached a normalized level in June 2010.

Group level

1 Pro forma adjustments
2 CapEx
3 SIMO Group's integration
4 Taxes

Adjusted net income and EBITDA attributable to controlling interest for 11m10 are US$77,237 and US$103,390 increased by 83.1% and 74.7%, respectively, compared with those of FY09

Pro forma adjustments summary

Currency: US$000	Notes	FY08	FY09	11m10
Consolidated revenue, as reported		120,820	223,284	391,426
Adjust for sales cut-off error	1	-	-	301
Adjust for sales rebate	2	-	(739)	115
Reclassify sales rebate from SG&A	3	-	-	(923)
Translation difference on pro forma adjustments				5
Consolidated revenue, as adjusted		120,820	222,545	390,924
Consolidated net income attributable to controlling interest, as reported		25,379	19,647	81,588
Accounting errors:				
Adjust for sales cut-off error	1	-	-	(55)
Adjust for sales rebate	2	-	(739)	115
Adjust for overstated depreciation	4	-	-	841
Normalize bad debt provision	5	-	510	-
Adjust for other under-reported income and expenses	6	(46)	163	(567)
Adjust for other taxes	7	(41)	(55)	(98)
Adjust for CIT	8	300	(319)	(2,195)
Adjust for CIT on pro forma adjustments		150	360	98
Translation difference on pro forma adjustments		-	-	4
Subtotal		363	(80)	(1,857)
Non-operating and non-sustainable items:				
Exclude net loss on disposal of subsidiaries	9	-	-	486
Exclude redundancy payment to management	10	-	223	235
Exclude retirees' residential community expenses	11	-	271	273
Exclude early-retirees' benefit	12	-	189	627
Exclude non-sustainable government subsidy	13	(770)	(2,432)	(1,383)
Change in fair value of warrants	14	-	13,215	(1,534)
Gain on debt repurchase	15	-	(4,155)	-
Amortization associated with debt repurchase	15	-	7,279	-
Loss on currency hedge settlement	16	-	9,000	-
Exclude other non-recurring items	17	190	95	711
Subtotal		(580)	23,685	(585)
Judgmental adjustments:				
Adjust for under-reported social insurance	18	(460)	(1,066)	(1,909)
Subtotal		(460)	(1,066)	(1,909)
Total adjustments		(677)	22,539	(4,351)
Pro forma consolidated net income attributable to controlling interest, adjusted		24,702	42,186	77,237
Consolidated EBITDA attributable to controlling interest, as reported		37,886	48,969	106,486
Adjust for overstated depreciation		-	-	(841)
Amortization associated with debt repurchase		-	(7,279)	-
Adjust for CIT on pro forma adjustments		(450)	(41)	2,097
Pro forma EBITDA attributable to controlling interest, adjusted		37,436	59,178	103,390
Pro forma net income margin (attributable to controlling interest), adjusted		*20.4*	*19.0*	*19.8*
Pro forma EBITDA margin (attributable to controlling interest), adjusted		*31.0*	*26.6*	*26.4*

Source: Management accounts and EY analysis

Accounting errors

1 Adjust for sales cut-off error – XTF SIMO recognized sales upon the issuance of sales invoices. At end of each quarter, adjustments were made by management to recognize sales based on the delivery of goods. However, these adjustments had not been made as of Nov10.

2 Adjust for sales rebate – (i) XTF SIMO: A sales rebate of US$443 has been accrued for 11m10. According to management, the sales rebate for full-year 2010 was estimated to be US$886 (11-month: US$812). Therefore, the sales rebate for 11m10 was understated by US$369. (ii) WHTF: A sales rebate of US$739 related to FY09 has been recorded in 11m10. In addition, the sales rebate for 11m10 has been under-accrued by US$255.

3 Reclassify sales rebates from SG&A – Both XTF SIMO and WHTF wrongly recorded some rebates to distributors as SG&A expenses rather than as a deduction in revenue. Therefore, these amounts need to be reclassified to revenue.

4 Adjust for overstated depreciation – SHTF started to provide depreciation expenses for nine pieces of production equipment that had been purchased but not received as of Nov10. Therefore, depreciation expenses were overstated by US$841.

5 Normalize bad debt provision (WHTF) – A bad debt provision of US$510 made by management in FY09 should be charged to periods before FY08 as the corresponding accounts receivable had already showed evidence of impairment before FY08.

6 Adjust for other income and expenses mainly consisted of the following adjustments:

- Adjust for cut-off errors related to scrap sales (WHTF) – Sales from scrap (US$223) related to FY09 was recorded in 11m10. In addition, scrap sales for 11m10 have been under-recorded by US$199.
- Adjust for warranty service fee – The warranty service fee was accrued by XTF SIMO on a quarterly basis and thus no accrual was made by management for October and November 2010. The under-accrued amount was US$68.
- Adjust for staff annual bonus and sales persons' bonuses – (i) Yang indicated that US$300 (11m10: US$275) will be paid to mid- and low-level staff as an annual bonus for 2010 in February 2011. However, this amount was not accrued for 11m10. (ii) Sales persons in WHTF are entitled to a bonus calculated based on their annual performance. According to management, this bonus for the full-year 2010 totaled US$74, which was not accrued on a pro rata basis in 11m10 P&L.
- Adjust for other expense cut-off errors – (i) Staff advances of US$46 in FY08, US$60 in FY09 and US$43 in 11m10 should be expensed off. (ii) Professional fees (US$89) were under-accrued by HTF.

Adjusted net income and EBITDA attributable to controlling interest for 11m10 are US$77,237 and US$103,390 increased by 83.1% and 74.7%, respectively, compared with those of FY09

Pro forma adjustments summary

Currency: US$000	Notes	FY08	FY09	11m10
Consolidated revenue, as reported		120,820	223,224	391,426
Adjust for sales cut-off error	1	-	-	301
Adjust for sales rebate	2	-	(739)	115
Reclassify sales rebate from SG&A	3	-	-	(923)
Translation difference on pro forma adjustments				5
Consolidated revenue, as adjusted		120,820	222,485	390,923
Consolidated net income attributable to controlling interest, as reported		25,379	19,647	81,588
Accounting errors:				
Adjust for sales cut-off error	1	-	-	(55)
Adjust for sales rebate	2	-	(739)	115
Adjust for overstated depreciation	4	-	-	841
Normalize bad debt provision	5	-	510	-
Adjust for other under-reported income and expenses	6	(46)	163	(567)
Adjust for other taxes	7	(41)	(55)	(98)
Adjust for CIT	8	300	(319)	(2,195)
Adjust for CIT on pro forma adjustments		150	360	98
Translation difference on pro forma adjustments		-	-	4
Subtotal		363	(80)	(1,857)
Non-operating and non-sustainable items:				
Exclude net loss on disposal of subsidiaries	9	-	-	486
Exclude redundancy payment to management	10	-	223	235
Exclude retirees' residential community expenses	11	-	271	273
Exclude early-retirees' benefit	12	-	189	627
Exclude non-sustainable government subsidy	13	(770)	(2,432)	(1,383)
Change in fair value of warrants	14	-	13,215	(1,534)
Gain on debt repurchase	15	-	(4,155)	-
Amortization associated with debt repurchase	15	-	7,279	-
Loss on currency hedge settlement	16	-	9,000	-
Exclude other non-recurring items	17	190	95	711
Subtotal		(580)	23,685	(686)
Judgmental adjustments:				
Adjust for under-reported social insurance	18	(460)	(1,066)	(1,808)
Subtotal		(460)	(1,066)	(1,808)
Total adjustments		(677)	22,539	(4,351)
Pro forma consolidated net income attributable to controlling interest, adjusted		24,702	42,186	77,237
Consolidated EBITDA attributable to controlling interest, as reported		37,888	48,969	106,486
Adjust for overstated depreciation		-	-	(841)
Amortization associated with debt repurchase		-	(7,279)	-
Adjust for CIT on pro forma adjustments		(450)	(41)	2,097
Pro forma EBITDA attributable to controlling interest, adjusted		37,438	59,178	103,390
Pro forma net income margin (attributable to controlling interest), adjusted		*20.4*	*19.0*	*19.8*
Pro forma EBITDA margin (attributable to controlling interest), adjusted		*31.0*	*26.6*	*26.4*

Source: Management accounts and EY analysis

7 Adjust for other taxes – The adjustment represented understated other taxes, such as SD, RET and ULUT, etc. Please refer to page 75 and 77.

8 Adjust for CIT – The adjustment represented the understatement of CIT using a lower tax rate by HTF and SHTF. Please refer to page 47.

Non-operating and non-sustainable items

9 Exclude non-recurring gain/loss on disposal of subsidiaries – In April 2010, XTF SIMO disposed of three subsidiaries. The net losses on the disposal of these subsidiaries totaled US$486.

10 Exclude non-recurring redundancy payment to management – XTF SIMO dismissed 13 managers in late 2009 and 11m10. We excluded the related severance payments from pro forma earnings given their non-recurring nature.

11 Exclude retirees' residential community expenses – During the historical period, XTF SIMO paid renovation costs and heating expenses for the retirees' residential community. Management advised that XTF SIMO did not enter into any agreement to bear this expense, and they decided to terminate payment from 2011.

Exclude early-retirees' salary and social insurance – Before it was acquired by HRBN in October 2009, SIMO Group was a state-owned enterprise (SOE) and implemented an early retirement scheme in 2008. Approximately 400 workers (mostly aged 40-50) were made redundant and no longer needed to report to work. They receive a minimum compensation of ~Rmb200 (yuan) per person per month from SIMO Group until they reach their retirement (female: 50; male: 55). Under US GAAP, a liability should be recognized and charged as expenses when the scheme was implemented. However, SIMO Group did not do so. Instead, compensations paid to these retirees were directly charged to P&L by XTF SIMO on a monthly basis when paid. Therefore, we subtracted such expenses, as they should have been accrued for when the early retirement schemes was implemented and had had no impact on the Group's financials for the historical period.

12 Exclude non-sustainable government subsidies – The Target received various government subsidies in relation to tax refunds and being a high-tech enterprise during the historical period. The receipt of these government subsidies depends on government policy and other considerations. Therefore, we excluded them from pro forma earnings.

13 Change in fair value of warrants – On January 1, 2008, the Target adopted FASB's accounting standard related to fair value measurements. Accordingly, the Target reclassified the fair value of 2,030,158 warrants from equity to liability and recognized a US$13,215 loss and US$1,534 gain from the change in fair value of the warrants for FY09 and 11m10, respectively. Considering the non-operating nature, we excluded these from pro forma earnings.

14 Gain on debt repurchase and amortization associated with debt repurchase – In FY09, the Target repurchased US$26.5 million of 2012 Notes at a discount of 15% and the outstanding US$6 million 2010 Notes at a discount of 3%, which resulted in a total gain of US$4,155. As a result of the debt repurchase, the Target recorded a US$7,279

Adjusted net income and EBITDA attributable to controlling interest for 11m10 are US$77,237 and US$103,390 increased by 83.1% and 74.7%, respectively, compared with those of FY09

additional amortization of debt discount and debt issuance costs associated with the repurchased portion of the debt.

15 Loss on currency hedge settlement – In September 2009, the Target terminated the cross currency interest rate swap agreement that was intended as a cash flow hedge on the scheduled payments of the US$38 million 2012 Notes. As a result, the Target paid a termination fee of US$9,000. We proposed a pro forma adjustment to exclude this one-time expense.

16 Exclude other non-recurring and non-operating items – This adjustment was to exclude from pro forma earnings the audit fees in relation to the acquisition of XTF SIMO and WHTF and the non-operating gains or losses from fixed assets disposals.

Judgmental adjustments

17 Adjust for under-reported social insurance – During the historical period, the Target did not contribute the social insurance or housing fund for its employees in compliance with the local regulations: (i) The social insurance contribution was made on a low base rather than the actual salaries for XTF, WHTF and SHTF, (ii) the housing fund was not contributed for the employees of HTF, WHTF and SHTF and (iii) the social insurance and housing fund was not contributed for some migrant workers. We proposed a pro forma adjustment to reflect the under-contributed social insurance and housing fund.

Under-contributed social insurance by location

Currency: US$000	FY08	FY09	11m10
XTF SIMO	-	(227)	(836)
WHTF	(329)	(670)	(863)
HTF	(120)	(119)	(124)
SHTF	(11)	(50)	(86)
Total	**(460)**	**(1,066)**	**(1,909)**

Source: Information provided by the Target and EY analysis

Conclusion

As the interim period ended November 30, 2010, not a quarter end or year end when the Group usually performs a thorough financial closing, the Group had significant interim cut-off errors, mostly in SIMO Group. However, both adjusted net income and EBITDA for 11m10 significantly increased compared with those of FY09.

HRBN has budgeted US$144 million for CapEx from FY11 to FY13 primarily to acquire new equipment in SHTF, enhance the current production facilities and build new workshops in XTF SIMO and WHTF

CapEx plan

Currency: US$000	Budgeted for FY10	Incurred up to Nov10	Budgeted FY11 to FY13	Capital commitment as of Nov10
HTF:				
Purchase of equipment	18,017	35,124	29,138	7,010
WHTF:				
Construction of workshop	-	6,732	21,997	15,265
Purchase of production equipment	-	-	7,385	-
Subtotal	**-**	**6,732**	**29,382**	**15,265**
SHTF:				
Workshop construction	443	368	-	75
Production equipment	26,901	14,384	35,446	12,518
Subtotal	**27,344**	**14,752**	**35,446**	**12,593**
SIMO Group:				
New lamination plant:				
Construction of workshop	-	-	17,723	-
Purchase of production equipment	-	-	14,769	-
Production equipment for other workshops	564	564	17,723	-
Others	593	530	-	64
Subtotal	**1,157**	**1,094**	**50,215**	**64**
Total	**46,518**	**57,702**	**144,181**	**34,932**

Source: Schedule provided by management

Historical CapEx

- During the historical period, the Group incurred significant CapEx mainly for the set up of SHTF and technology enhancements for WHTF. Total CapEx incurred during the historical period was approximately US$106 million.

CapEx for the next three years

- Yang believes that the Group is in a capital intensive business. Therefore, CapEx investment is imperative to drive business growth.
- Going forward, management currently expect to incur CapEx of Rmb976 million (~US$144 million) from FY11 to FY13. We also understand that the majority of the future CapEx plan had not been contracted for as of Nov10.
- This CapEx will be invested into the following projects:

Purchase of production equipment – HTF and SHTF

- The significant amount to be incurred by HTF mainly represented imported equipment to be purchased on behalf of XTF SIMO and WHTF.
- As of Nov10, SHTF's production lines had been mostly transferred from HTF. In order to meet new customer's demands, especially the automobile manufacturers, management intend to acquire more new production equipment in FY11. Management indicated that SHTF had already paid US$14,384 as of Nov10.

Construction of new workshops – WHTF and SIMO Group

- WHTF acquired a new parcel land of 60,000 sqm in Weihai for the construction of a new industrial rotary workshop (and the purchase of production equipment), as current production has already reached 90% of planned capacity as of Nov10.
- The current lamination workshop at SIMO Lamination cannot satisfy the demand for high-voltage rotary motors going forward. Therefore, management intends to construct a new lamination workshop and purchase new lamination equipment.

Conclusion

Management currently expects to invest heavily in CapEx to drive business growth.

We identified the following tax issues

Currency: Rmb000 Issues	Entities	Probability (Low/Medium/High)	Worst-case exposures
Due to the ambiguity of the transition to the new corporate income tax rule, the applicable CIT rates of HTF and SHTF as advised by the local tax authorities may be inappropriate.	SHTF	High	CIT: US$926
HTF and SHTF did not withhold BT and WHT on the interests accrued for the loans provided by AEM and HRBN.	HTF	High	BT:US$13; WHT: US$98
	SHTF	High	BT: US$153;WHT: US$610

Source: Management and financial statements

- The issues identified above are considered as the key tax findings from the due diligence procedures undertaken based on our understanding of your objectives.
- Please note that the exposures described in the above table have been quantified on a worst-case basis, excluding surcharges, interest and penalties, and give rise to a cash tax liability unless otherwise stated. The worst-case exposures cover the historical period as defined in the "Procedures".
- The probability qualification in the above table was determined based on the assumption that the tax authority has full knowledge of the facts and assesses the issue accordingly.
- The above issues are outlined in the following pages with supplemental information provided in the Taxation section of *Transaction Foundations*. .
- A number of other tax issues were identified in the course of our procedures. The details are documented in the *Taxation* section of *Transaction Foundations*.

Conclusion

We recommend the above tax issues be taken into account and ensure the improper practices be noted.

Due to the ambiguity of the transition to the new corporate income tax rule, the applicable CIT rates of HTF and SHTF as advised by the local tax authorities may be inappropriate

Summary of CIT rate status

	FY08	FY09	11m10
Current CIT rate applied		-	
HTF	10%	10%	10%
SHTF	-	-	11%
Correct CIT rate applied			
HTF	9%	10%	11%
SHTF	-	-	12.5%

Source: Management presentation

Summary of potential CIT exposures

Currency: US$000	FY08	FY09	11m10	Total
HTF	(404)	-	393	(11)
SHTF	-	-	926	926
Total exposures	(404)	-	1,319	915

Source: Management presentat

*: It only covers October to December 2009

HTF

- Being a WFOE located in Harbin Economic Development Zone, HTF has been entitled to a tax holiday of "2 year exemption and 3 year half rate" and a preferential CIT rate of 15% since 2006.
- The PRC government approved a revised income tax law on March 16, 2007 applicable to all enterprises in China. The revised CIT law became effective on January 1, 2008, following which a uniform CIT rate of 25% now applies. Those which have not finished the tax holiday can continue to enjoy it until the tax holiday expires. From January 1 2008, the preferential tax rate of 15% will gradually increase to 18% in 2008, 20% in 2009, 22% in 2010, 24% in 2011 and 25% in 2012. HTF should therefore apply CIT rates of 9%, 10% and 11% from 2008 to 2010, respectively. However, HTF has applied a CIT rate of 10% from 2008 to 2010 and 25% since 2011 as advised by the local tax authority. This treatment resulted in an overpayment of CIT in 2008 of US$404 and an under-accrual of CIT in 11m10 of US$393.

SHTF

- As with HTF, SHTF has also been entitled to this 2+3 tax holiday since 2008 according to the approvals from the tax authority. SHTF also entitled to 15% preferential CIT rate as it is registered in Kanqiao County, Nanhui district, an in economic development zone where a preferential CIT rate of 15% is applied.
- Although SHTF was registered in the development zone, we noted that the company had no operations in the registered office. Instead, the company is actually operating outside the economic development zone and hence, the company should not be allowed to enjoy the preferential CIT rate. According to the analysis above, SHTF should apply a CIT rate of 0% for 2008 and 2009 and 12.5% from 2010 to 2012 while SHTF should apply a CIT rate of 11% for 2010, which gives rise to an additional CIT accrual of about US$926 for 11m10 (calculated based on the unadjusted management account in 11m10). The table on the left provides a summary of the CIT rate status and additional potential CIT exposures.

Conclusion

The potential risk arising from improper application of CIT rates should be noted, despite that it was advised by local tax authorities.

HTF and SHTF did not withhold BT and WHT on the interests accrued for the loans provided by AEM and HRBN

BT & WHT exposures

Currency: US$000	FY08	FY09	11m10	Total
BT				
HTF	-	-	13	13
SHTF		109	44	153
WHT				
HTF	72		26	98
SHTF	304	218	88	610
Total exposures	**376**	**327**	**171**	**874**

Source: Management presentation

- To support the development of HTF and SHTF, AEM and HRBN applied for loans from US banks and on-lent the funding to HTF. HTF then allocated part of the loans to SHTF as needed. As of 11m10, the HTF and SHTF loan balances were US$71.2 million and US$77.8 million respectively. The interest expenses paid to US banks were charged back to HTF and SHTF. Management represented that the related interest accrued in SHTF was US$3,041, US$2,180 and US$880 for FY08, FY09 and 11m10 respectively. The interest accrued in HTF was US$722 and US$258 in FY08 and 11m10, respectively.
- According to the new BT regulation effective January 1, 2009, services, including financing services, provided to entities within China are subject to BT. Even if the service vendor is located outside China, payments made from China are also subject to BT and the Chinese payer has the BT withholding obligation. As both SHTF and HTF have accrued interest in their books, there would be BT exposure of US$166. A detailed breakdown of the BT exposure is summarized in the left table.
- Besides the BT, HTF and SHTF also have a withholding income tax obligation of 10% on the overseas interest payments. The WHT exposures were estimated to be around US$708 for FY08 to 11m10. A detailed breakdown of WHT exposures is summarized in the left table.
- Apart from the potential tax issues, financing activities are outside the permitted business scope of HTF. This may give rise to regulatory issues and further advice from PRC legal counsel on the potential impact is recommended.

Conclusion

We recommend BT and WHT be withheld on time to avoid potential risk.

We recommend legal advice on the financing activities of HTF be considered.

Transaction Foundations

Quality of financial information

6. Source of numbers and reconciliations
7. Significant accounting policies and procedures
8. Quality of management information
9. Audit work papers

Source of numbers and reconciliations

Sources of numbers and reconciliations

The principal sources of numbers presented in our analysis were the following:

- Financial statements of the Group prepared in accordance with US GAAP for FY08 and FY09, audited by Frazer Frost
- Unaudited consolidated financial statements of the Group for 11m10
- Consolidated trial balance of the Group for FY09 and 11m10
- Quarterly unaudited financial statements and trial balance of the Group from Q1 2008 to Q3 2010
- Audit adjustments and audit work papers for FY08 and FY09 provided by Frazer Frost
- Various schedules prepared by the Target in accordance with the due diligence information request list
- Various data extracted from the general ledgers and sub-ledgers
- A number of sample contracts, including sales and purchase contracts, loan agreements provided by the Target
- Interviews with Yang, Jia and other key management of Sales, Production, Procurement and Human Resources departments

Reconciliation between management account and general ledger

- We did not identify significant inconsistencies between the management accounts and the general ledger balances.

Significant accounting policies and procedures

Revenue recognition

- The Company recognizes sales at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. For products that are required to be examined by customers, sales revenue is recognized after the customer examination is passed. The accounting practice of the major onshore companies are summarized below:
  - HTF and SHTF recognize sales upon the receipt of the delivery notes acknowledged by customers.
  - XTF SIMO recognizes sales upon the issuance of sales invoices. At end of each quarter, adjustments were made by management to report sales based on the delivery of goods.
  - Historically SIMO Lamination, a major XTF SIMO subsidiary, sold its products to external customers through consignment. SIMO Lamination recognized sales upon being informed by the consignee that the consignment goods had been put in production and the final products had been sold to the ultimate customers.
  - WHTF recognizes sales upon the delivery of goods.

Accounts receivable

- The Target maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reverses. However, the bad debt provision made by management for XTF SIMO was considered inadequate by the Target's auditor, Frazer Frost, in FY09 audit and an audit adjustment was proposed accordingly.
- A general provision, equal to 0.5% of the gross balance of accounts receivable, is provided by HTF and WHTF.

Costing and inventories

Costing

- Raw material purchases are recognized upon goods receipt and accrued at each month end. Raw materials are valued using the weighted-average method.
- Work-in-progress is measured with direct materials, direct labor and related MOH based on normal capacity using equivalent production unit methods. MOH and direct labor are allocated to different products at the end of each month.
- Finished goods are measured based on a monthly weighted-average method.
- At the end of each month, the cost of goods sold is transferred from finished goods to the profit and loss account.

Significant accounting policies and procedures

Depreciation policy

	Estimated useful life (years)	Residual value (%)
Buildings	20	5
Vehicle	5	5
Office equipment	5	5
Production equipment	10	5

Source: FY09 annual report of the Target

Inventory management

- The warehouses conduct a physical count (including raw materials, work-in-progress and finished goods) every month for on-site goods. The Warehouse and Finance departments are involved in a physical count at the end of each year. Any book-to-physical discrepancies identified in the counts are investigated and adjusted in the corresponding month.

Provision

- Inventory is valued at the lower of cost or market value, as determined on a first-in, first-out basis, using the weighted-average method. Management compares the cost of inventory with the market value and an allowance is made for writing down the inventory to its market value, if lower than cost. On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories equal to the difference between the cost of inventory and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventory is written-down to the lower of cost or market value, it is not marked up subsequently based on changes in underlying facts and circumstances.

R&D expenses

- Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities and have alternative future uses are classified as plant and equipment and depreciated over their estimated useful lives.

Stock-based compensation

- The Target recorded the share-based compensation expense based upon the grant date fair value of share-based awards. The value of the award is principally recognized as expenses ratably over the requisite service periods. Management uses the Black-Scholes Merton ("BSM") option-pricing model to determine fair value.
- Stock compensation expense is recognized based on awards expected to vest.

PP&E

- PP&E are stated at cost. Depreciation of PP&E is provided using the straight-line method for substantially all assets with estimated lives as shown in the left table.
- No depreciation is provided for construction-in-progress until such time as the assets are completed and placed into service. Interest incurred during construction is capitalized as construction-in-progress. All other interest is expensed as incurred.

Significant accounting policies and procedures

Goodwill and other intangible assets

- Goodwill is tested for impairment on an annual basis in the fourth quarter or more frequently if there are indicators of impairment exist.
- The Target amortizes the land use right on a straight-line basis over 50 years.

Quality of management information

Accounting and operating system

Companies within the Target Group use different accounting systems:

- XTF SIMO uses UFIDA, an off-the-shelf ERP system, as its both accounting and business system. The key modules used including book-keeping, financial reporting, inventory management and costing, purchases and logistics, and sales orders and invoicing. SIMO Lamination, a major subsidiary of XTF SIMO, uses Kingdee as its accounting system.
- Both HTF and SHTF use Runsoft, an off-the-shelf accounting software for financial reporting. Suda 3000 is used for inventory management. There is no interface between the two software systems.
- WHTF uses Inspur ERP System and its integrated modules for book-keeping, financial reporting, inventory management and costing, purchasing and logistics, and sales orders and invoicing.

Accounting resources

- Mr. Xu Zedong, CFO of HRBN, is in charge of the overall Finance function of the Target. Ms. Angela He is in charge of the consolidation of the financial statements of the Group.
- The accounting resources of major on-shore companies are summarized in the table below:

Accounting resources of major on-shore companies

	HTF	XTF SIMO	WTF	SHTF
CFO	1	1	-	-
Financial Controller	1	-	-	-
Finance Manager	1	1	1	1
Deputy Finance Manager		3		1
Accountant	12	17	10	4
Cashier	2	3	4	1
Financial management*	-	10		-
Total	17	34	15	7

Source: Information provided by management

* Financial management function of XTF SIMO comprises an ERP system administrator, seven accountants responsible for product pricing, one internal auditor and one accountant is responsible for external financing.

Financial reporting environment

- Companies within the Group close their accounting books on the 27th day of each month and submit the financial statements and trail balances to headquarters on sixth day of the following month.
- Xu will review the financial statements of each company before preparing the consolidated accounts and reported any significant findings to Yang.

Reading audit work papers

Summary from reading Frazer Frost's audit work papers

- Frazer Frost issued an unqualified opinion on the audit of the consolidated financial statements of HRBN and its subsidiaries for FY08 and FY09. We obtained access to Frazer Frost's audit work papers for their audits of HRBN's consolidated financial statements prepared in accordance with US GAAP. The work papers were subject to a customary hold-harmless letter executed by the Client and acknowledged by us.
- We understand the audit work papers provided to us were a complete set, mainly including (a) details of each account in the financial statements with certain substantive audit procedures, (b) consolidation work sheet and audit adjustment summary, (c) control testing procedures, (d) management letter memo issued to HRBN for FY08 and FY09 and (e) analytical review on HRBN's operating results and financial positions. We did not see any external confirmation and stock take documentation, as we were only provided audit work papers in electronic format.

General audit matters

- Frazer Frost performed their audit procedures at the headquarters in Harbin, and at the plants in Shanghai, Weihai and Xi'an. Frazer Frost placed reliance on the internal controls of all operating entities, except for XTF SIMO (as it was acquired in October 2009 and subject to Sarbanes Oxley-404 compliance). Substantive procedures were performed on the key accounts at each major operating entity in the PRC.
- Frazer Frost's audit approach was centralized around selected key areas, including sales, cost of sales, inventories, receivables, payables, PP&E and borrowings. Substantive testing was documented related to these accounts where applicable.
- Sales and purchases – Frazer Frost circularized major accounts receivable and accounts payable balances (i.e., third-party confirmations) and used their audit program for sampling the sales and purchase transactions. The response rate for confirmations was low. Frazer Frost performed alternative procedures by test checking the invoices, verifying the corresponding sales/purchase contracts or agreements, goods receipts/delivery notes or cash receipt or payment.

Audit adjustments

- There were over 100 audit adjustments proposed by Frazer Frost for the FY08 and FY09 financial statements, which mainly included (a) reclassification adjustments and (b) around 20 adjustments with profit and loss impact (mainly sales cut-off errors and expenses cut-off.), in order to make the financial statements US GAAP compliant.
- Please note that any comments we made regarding matters noted during our reading of the Frazer Frost audit work papers are not to be interpreted as an endorsement of the adequacy of the auditors' work.

Taxation

10. Group-wide issues
11. PRC tax
12. US tax

Ernst & Young

Group-wide issues

Registration status of the PRC companies

	Business Registration	Tax Registration
HTF	✓	✓
XTF SIMO	✓	✓
SHTF	✓	✓
SHAAG	✓	✓
WHTF	✓	✓

Source: Business License, Tax Registration Certificates

Tax filing status of the PRC companies

Taxes	Statutory requirement	HTF	XTF SIMO	SHTF	SHAAG	WHTF
CIT	Quarterly / Annual	Timely	Timely	Timely	Timely	Timely
VAT	Monthly	Timely	Timely	Timely	Timely	Timely
Local levies	Monthly	n/a	Timely	n/a	n/a	Timely
SD	Monthly	Timely	Timely	Timely	Failed	Timely
IIT	Monthly	Timely	Timely	Timely	Timely	Timely
RET	Semi-Annual	Timely	Failed	Timely	n/a	Timely
ULUT	Monthly	Timely	Failed	Timely	n/a	Timely

Source: Management information, sample tax returns

VAT – Value added tax
SD – Stamp duty
RET – Real estate tax
ULUT – Urban land use tax

Scope

- We performed tax procedures as set out in the scope attached in Appendix B. We specifically note that a detailed review of the companies' transfer pricing policy and verification that the intercompany transactions are at arm's-length rates were outside the scope of our work; our work in this area was, therefore, limited to an understanding of the related party transactions.
- The tax exposures stated in this report are based on the information represented by management. We did not perform any detailed testing to support the information provided by management.

Tax attributes of the PRC companies

- The table below indicates the tax attributes of the PRC companies as of November 30, 2010.

Tax attributes of the PRC companies as of 11m10

	HTF	XTF SIMO	SHTF	SHAAG	WHTF
Date of incorporation	April 10, 2003	January 19, 2004	December 22, 2006	October 28 2008	May 8, 1997
Legal form	WFOE	DE	FIE	WOFE	DE
Tax District	Harbin	Xi'an	Shanghai	Shanghai	Weihai
Applicable CIT rate	10%	15%	11%	20%	25%
Applicable VAT rate	17%	17%	17%	17%	17%

Source: Statutory documents and tax returns

Deferred tax for the PRC companies

- Effective from January 1, 2007, except for listed companies and financial institutions, entities in the PRC may elect whether to recognize deferred tax.
- The companies did not recognize deferred tax in its PRC statutory accounts and were not in a position to calculate what the deferred tax position would be.

Statute of limitations, potential fines and penalties in the PRC

- Technically, there is no statute of limitations in the PRC. For general tax audits, the normal coverage is three years, but under special circumstances (such as under-reporting and under withholding caused by unintentionally erroneous calculation or handwriting with outstanding tax liabilities of over Rmb100 (about US$15)); the tax audit can be extended to five years. In the event of tax evasion being found, there is no statute of limitations.
- Based on the detailed rules for the implementation of the Tax Collection Administration Law, the tax authorities can review for up to ten years for transfer pricing adjustments associated with related party transactions, unless the circumstances constitute tax evasion when, once again, there is no statute of limitations. In practice, the normal review period is again three years.

Group-wide issues

- Effective May 1, 2001, a late payment surcharge of 0.05% per day on underpaid PRC taxes may be imposed by the tax authorities. Prior to May 1, 2001, the late payment surcharge was calculated at the daily rate of 0.2%. Except for IIT, the tax authorities can also impose a penalty ranging from 50% to five times the amount overdue.
- Although IIT is the responsibility of the employee, the employer is obligated to withhold, and a penalty of between 50% and three times the IIT not withheld can be imposed by the tax authority if the withholding obligation has not been properly fulfilled.

Compliance function in China

- The PRC tax filings were handled by the respective tax personnel in the Finance department. Management will review all the tax returns before filing with the tax authorities.

Tax filing for the PRC entities

- The PRC legal entities are required to register with the relevant tax authority and filed monthly, quarterly or annual tax returns. The tables on the left summarize the entities tax registration and filing status.

US entities

- Based on our understanding of the Group's worldwide legal organizational structure, the Group should have one US consolidated tax group consisting of HRBN, AEM and AAG for FY07, FY09 and FY09.
- To date, the Group has provided us with US federal income tax returns for FY07 (amended), FY08 and FY09 for HRBN, AEM and AAG. HRBN and AEM filed a consolidated Form 1120 (US Corporation Income Return) for FY07, FY08 and FY09. In addition, AAG filed a stand-alone Form 1120 for FY07, FY08 and FY09 on the basis that the Group has asserted that AAG was only owned 51% by AEM. However, based on documents provided by the Target, it appears that AAG was wholly owned by AEM during FY07, FY08 and FY09, a position supported by both the Amended and Restated Limited Liability Company Agreement of AAG dated 25 August 2010 and the SEC Form 10-K for FY09 filed on 16 March 2010. Our review indicates that AEM reduced its ownership in AAG to 51% on July 1, 2010, when Shelton Technology LLC acquired a 49% interest in AAG.

Tax compliance status

- During the historical period, the PRC companies made filings, including key taxes such as CIT, VAT, SD, IIT, local levies (e.g., City construction tax, Education surcharge and Flood prevention fund), RET and ULUT. Management represented that all taxes disclosed on the tax returns were reported and paid on a timely basis.
- However, we noted that PRC companies might not properly report for certain taxes leading to tax underpayment during the historical period. Refer to *Transaction considerations* and later sections for details.

Group-wide issues

Group NOL – FY2004 to FY2009

Currency: US$000	HRBN/AEM	AAG	Total
FY2004	23	-	23
FY2005	66	-	66
FY2006	3,772	-	3,772
FY2007	13,986	169	14,155
FY2008	1,610	33	1,643
FY2009	6,526	86	6,612
Total	**25,983**	**288**	**26,271**

Source: Form 1120 – FY07, FY08 and FY09

AAG general business credit – FY2007 to FY2009

Currency: US$000	AAG
FY2007	11
FY2008	18
FY2009	11
Total	**40**

Source: Form 1120 – FY07, FY08 and FY09

Consolidated CIT filing from 2008

- From January 1, 2008, all the branches were required to file consolidated CIT returns with head office during the annual tax filing. Pursuant to the tax circulars for quarterly CIT filing to be conducted by a company with branches located in different provinces, 50% of consolidated CIT should be paid by the head office provisionally to the responsible tax authorities of the branches. The remaining CIT should be allocated to each branch at a ratio calculated based on the weighted average of total revenue, total salaries and total assets.
- The branch offices of XTF SIMO made provisional quarterly CIT to the local tax authorities. However, XTF SIMO did not include the detailed operating results of its branch offices when filing the consolidated annual CIT returns, which may result in underreported taxable profits for the company as a whole for the historical period. Additionally, some branches (i.e., Kunming branch, Boshan branch, Chengdu branch and Urumqi branch) performed CIT annual filing locally. Thus the filing status may be inappropriate and XTF SIMO should have conducted the consolidated CIT filing from 2008.

Deregistration of XTF SIMO's and WHTF's branch and subsidiaries

- As of November 30, 2010, XTF SIMO had 9 branches and 19 subsidiaries in the PRC. We understand that XTF SIMO is going to liquidate all these branches and subsidiaries in 2011.
- Four of WHTF's subsidiaries were de-registered on June 30, 2009. Approvals of de-registration were noted but according to management, no de-registration audits by tax authorities were conducted.

Tax attributes of US entities

US group NOLs

- According to the US federal income tax returns received to date, the Group's US federal income tax positions for FY07, FY08, and FY09 have been summarized in the table to the left. Since the date of formation, the Group has generated a NOL for every tax year. The total NOL available as of December 31, 2009 is US$26,271. Under US federal income tax law, NOLs are generally permitted to be carried back two years and carried forward 20 years. Prior to placing value on the NOLs, further supporting documentation should be obtained and reviewed from the Company with respect to several large deductions that the Company has taken in order to assess the validity of such deductions.
- In general, Section 382 imposes an annual limitation on the amount of taxable income that may be offset by NOLs and certain built-in losses that are attributable to a period preceding an "ownership change" in tax years ending after the ownership change. A loss corporation is any corporation that is entitled to use an NOL, a capital loss carryover, a net unrealized built-in losses, or certain other attributes that would be used to offset taxable income. An ownership change occurs if one or more "5-percent shareholders" increase their ownership in the loss corporation (based on value), in the aggregate, by more than 50 percentage points during a 3-year rolling "testing

Reconciliation of PRC tax returns and Form 10-Q/10-K (US'000)

	Consolidated		
	Audited		Mgt a/c
Currency: US$000	FY08	FY09	9m10
Income before tax per PRC tax returns	29,903	30,934	77,594
Income before tax per Form 10Q/10K	29,903	30,934	77,594
Difference	-	-	-
Income tax per PRC tax returns	4,524	7,850	11,150
Income tax per Form 10Q/10K	4,524	7,796	11,150
Difference	0	54	0

Source: Form 10-Q/10-K

period." The Section 382 annual limitation equals (i) the net equity value of the loss corporation immediately prior to the change in ownership (subject to certain adjustments), multiplied by (ii) the long-term federal tax exempt rate in effect for the month of the ownership change as published by the IRS. Prior to placing any value of the Company's NOLs, a Section 382 analysis should be performed to assess whether the Company has had any ownership changes in relation to its prior equity offerings and whether the currently contemplated transaction may result in an ownership change.

US group general business credit

- According to the US federal income tax return filed by AAG for FY07, FY08 and FY09, AAG had a general business credit (related to increasing research activities) of US$40 as of the end of FY09, as summarized in the table to the left.
- General business credits can generally be carried back one year and carried forward 20 years. Other than this credit, the US Group did not have any material tax attributes as of December 31, 2009.

Reconciliation of Income Tax per PRC tax returns and Form 10-Q/10-K

- Based on the management representation and information provided, the PRC entities (including HTF, WHTF and its subsidiaries, XTF SIMO and its subsidiaries / branches, SHTF and SHAAG) filed their PRC corporate income tax returns based on their respective audited financial statements or management accounts. Meanwhile, as SEC requested, HRBN also filed Form 10-K for FY08 and FY09 and 10-Q for first three quarters of 2010, which are based on the audited financial statements and management accounts during the historical period. After a reconciliation of profit before tax and income tax for the PRC entities stated on the PRC tax returns and Form10-Q/10-K, we only noted a minor difference that are mainly due to the tax adjustments and audit adjustments for FY09.

Tax audit

- Management represented that the tax authority performed a tax audit on the WHTF in October 2009 and some VAT issues were noted, mainly the following:
  - Disagreement on the usage rate applied in the calculation of scraps from consigned processing products
  - Input VAT transfer out for self-use
  - No accrual and payment of output VAT for products exchange

  Please refer to *Historical corporate tax exposures and compliance* section and *Sales taxes* section for details.

Group-wide issues

US entities

- Based on the documents provided, we are not aware that the Group has been audited by the IRS. However, in a notice dated October 11, 2010, the IRS asserted a US$310 penalty for the incomplete or not timely filing of Form 5471 for each of the 31 PRC entities in which the Group had an interest during FY09 (noting that the penalty asserted was US$10 per entity). In a letter dated October 18, 2010, Frazer Frost provided information to the IRS showing that the 31 Form 5471's were timely filed with the HRBN-AEM consolidated US federal income tax return on September 11, 2010. On December 27, 2010, the IRS sent another notice to HRBN indicating that the asserted penalty (including penalties and interest) was now US$313. The Group has warranted that the matter is currently being resolved with the assistance of Frazer Frost.

Reported transactions for US entities

- Based on our review of the FY07, FY08, and FY09 US federal income tax returns, it does not appear that the Group has engaged in any listed, reportable, of substantially similar transactions.

CIT law

- The PRC government approved a revised income tax law on March 16, 2007 applicable to all enterprises in China. The current CIT Law became effective on January 1, 2008, following which a uniform CIT rate of 25% now applies.
- According to the current CIT Law and the detailed implementation rules, a number of limitations on the deductibility of expenses, particularly for so-called "Domestic Enterprises" have been removed or the deductible thresholds have been changed.

Impact of the CIT law on the effective tax rate

- The statutory CIT rate of the PRC companies was reduced to 25% from 33% after January 1, 2008.

Tax concessions

HTF

Tax holiday of HTF

- As mentioned in *Transaction considerations*, HTF enjoyed preferential CIT rate from FY08 to 11m10. Please refer to the *Transaction considerations* section for details.

Group-wide issues

Summary of HNTE status

	Minimum requirement	XTF SIMO as of 11m10
% of headcount with an associated degree or above	30%	20.35%
% of R&D personnel	10%	3.91%
% of R&D expense over total turnover	3% - 6%	3.44%
% Revenue from high tech products over total revenue	60%	Information not available

Source: Management presentation

XTF SIMO and its subsidiaries

HNTE status of XTF SIMO

- Being a High and New Technology Enterprise ("HNTE"), XTF SIMO enjoyed preferential CIT rate of 15% in FY09. Under the current CIT law, companies which qualify as HNTEs can enjoy a 15% preferential CIT rate. The company should meet all of the following criteria in order to qualify for HNTE status:
  - The Company must own the IP rights of the core technology for its main products or services;
  - Products or services must fall into the Catalogue of Key High-New Technologies;
  - Technical personnel (with at least junior college education) must account for over 30% of total headcount, and R&D personnel must account for over 10% of total headcount;
  - Income derived from sales of high-new technology products or the provision of high-new technology services must account for at least 60% of the company's total income of the year; and
  - Three to six percent of the annual turnover in the latest three years must be spent on R&D (depending on revenue scale) and R&D expenditure spent inside China must not be less than 60% of total R&D expenditure.
- The application documents for HNTEs and tax approval related to tax concessions were not available for our review. According to the information provided by the HR Department, 95 employees from XTF SIMO were engaged in R&D activities while 494 employees had an associated degree or above, which may not meet the HNTE status requirement (approximately 2500 employee for SIMO Group). In addition, management could not separate the income of high technology products from total income. A comparison of the requirement for HNTE and the key information recorded by XTF SIMO is summarized in the left table. The tax authority may challenge that XTF SIMO may not be able to qualify as an HNTE under the current CIT rules.
- Additionally, based on the information management provided to us, XTF SIMO recorded a total R&D expenditure of US$13,759 (mainly on raw materials consumed) from FY08 to 11m10 in several management accounts, i.e., cost of sales, R&D expenses and others of G&A expenses. We noted that XTF SIMO did not keep a separate accounting record for the R&D expenditure. We noted that the entitlement to the preferential CIT rate for XTF SIMO may be questionable.

Preferential CIT rate in Western region for XTF SIMO

- A company engaged in an encouraged industry in the western region can enjoy a reduced CIT rate of 15%. XTF SIMO is located in the western region and obtained approval related to the encouraged industry in FY07 and FY10 and hence, XTF SIMO adopted a reduced CIT rate of 15% for CIT annual filing of FY08 and quarterly CIT filing for

FY10. Management represented that XTF SIMO applies for the tax benefit with tax authority at the beginning of each year, but no written approval or documents had been issued by tax authority for the reduced CIT rate.

CIT deduction related to investment of domestically manufactured equipment

- XTF SIMO invested totally US$6,204 in domestically manufactured equipment during 2005 and 2007. Generally, according to the tax regulations, 40% of the investment (i.e., US$2,482) could be deducted for CIT but the CIT deduction would not exceed for five years. Management represented that the equipment is used by the Manufacturing department of XTF SIMO in Xi'an.
- According to approval of CIT deduction schedule, the balance of accumulated investment is US$3,359 until December 2009. However, the accumulated CIT deduction would be revised after considering additional tax adjustments made by EY. Please refer to *Historical corporate tax exposures and compliance* for details.

Conclusion

The HNTE status for XTF SIMO may be challenged by tax authorities, which will affect to the company's preferential CIT rate of 15%.

Consolidated CIT filing practices adopted by XTF SIMO may not be in line with the prevailing tax rules and may give rise to additional tax liabilities, surcharges and penalties.

Small low-profit enterprises for XTF SIMO's subsidiaries

- SIMO Nanjing, SIMO Shenyang, SIMO Lanzhou and XEM Shanghai are recognized as small low-profit enterprises and enjoyed deducted CIT rate of 20% in 3m09 and 11m10.

SHTF

- As mentioned in *Transaction considerations*, SHTF enjoyed preferential CIT rate from FY08 to 11m10. Please refer to *Transaction considerations* for details.

SHAAG

- SHAAG is recognized as a small low-profit enterprise and enjoyed deducted CIT rate of 20% in historical period.

Delay of various tax filing and payment as requested by local tax authority

- XTF SIMO has made accrual for the following taxes in management account but delayed the tax filing and payment from FY04 to 11m10, totaling US$2,206.

Group-wide issues

Summary of the underpayment of various taxes

Currency: US$000	FY04	FY05	FY06	FY07	FY08	FY09	11m10	Total
ULUT	-	-	-	107	188	332	294	921
RET	-	-	30	20	250	-	213	513
FPF	-	39	-	114	82	-	-	235
CCT	-	-	-	172	43	-	-	215
ES	54	-	-	85	54	-	-	193
IIT	-	40	-	9	-	-	-	49
SD	-	-	-	-	45	-	-	45
CIT	-	28	-	-	-	-	-	28
BT	-	-	-	7	-	-	-	7
Total	**54**	**107**	**30**	**514**	**662**	**332**	**507**	**2,206**

Source: Management account

- Management represented that XTF SIMO reached a verbal agreement with the tax authorities to defer the tax report and payment as requested by local tax authority. However, no formal approval was received from the tax authority. Based on our discussion with the accountants, XTF SIMO is going to settle the outstanding taxes in the year of 2011.
- Under the current tax regulations, subject to a formal application from the tax payers and approval by the tax authority, the tax payment may be delayed for a maximum period of three months. Under current tax rules, the tax authority can impose a late surcharge of 0.05% per day and the penalties of 0.5 to 5 times of the unpaid tax for late tax payment. However, as it is the tax authority who requested XTF SIMO delay the tax payment, the practical risk is not high.

Transfer pricing issues

- In accordance with the relevant PRC tax laws, the pricing of all business transactions between related parties should be determined according to the pricing of business transactions between independent enterprises, i.e., on an arm's-length basis and be supported by appropriate documentation. Any arrangements that deviate from the arm's-length standard may give rise to transfer pricing exposure.
- If transfer pricing adjustments are required for transactions which are not performed on an arm's-length basis, an interest payment on the amount of tax payable calculated based on the Renminbi-lending interest rate published by the People's Bank of China plus 5% may also be imposed.

Intergroup transaction flows

- The companies have not conducted any transfer pricing study and prepared relevant documentations to support the pricing policy for the related party transaction. The following related parties transactions were noted during our tax due diligence, which may give rise to transfer pricing risk.

Intergroup sales and purchases

- We noted the following key intercompany transactions:
  - XTF SIMO sold material to SIMO Lamination at purchased price without mark-up.
  - SIMO Lamination and SIMO Mould sold finished goods to XTF SIMO with lower mark-up rate then third parties.
  - WHTF sold finished goods to Xi'an entities and raw materials to HTF without mark-up.
  - HTF sold finished goods to SHTF (US$281).
  - HTF purchased fixed assets from Xi'an entities (US$196).
  - SHTF purchased fixed assets from HTF (US$1,390 and US$1,633 in FY08 and FY09).
- The applicable CIT rates of the PRC entities were different during the historical period. The tax authority may conduct a transfer pricing audit and impose potential transfer pricing adjustments if the tax authority concludes that the above intergroup sale transactions are not consistent with the arm's-length principle. The potential transfer pricing adjustments may increase overall tax costs of the group in PRC.

Intercompany financing between PRC entities

- We noted there were a number of intercompany financing arrangements between the PRC entities which were non-interest bearing, with no specific repayment terms and not supported by written contracts. For example:
  - HTF provided financing to XTF SIMO (approximately US$31 million as of 11m10).
  - SIMO Lamination provided financing to HTF (US$42 million).

Transfer pricing issues

- WHTF provided financing to HTF (US$20 million as of 11m10).
- HTF provided financing to SHTF (US$78 million as of 11m10).

- In the event of a tax audit, the tax authorities may impose a transfer pricing adjustment by deeming HTF, WHTF and SIMO Lamination as having received arm's-length interest revenue for the provision of the above financing and assess BT and CIT liabilities on the deemed interest income.
- Apart from the potential tax issues, financing activities are outside the permitted business scope of HTF WHTF and SIMO Lamination. This may give rise to regulatory issues, and further advice from PRC legal counsel on the potential impact is recommended.

Share of resources without charging service fee

- Some office buildings and factories were shared by the PRC entities during the historical period:
  - XTF SIMO shared its office and factory premises with its branches and subsidiaries outside Xi'an without charging rent.
  - HTF, as the headquarters of the group, provided some intergroup services for other entities without charging fees.
  - HTF purchased and sent machines to WHTF and XTF SIMO for free use as requested by these entities in 11m10.
  - HTF let SHTF use its patents for free.
- The tax authorities may challenge the tax deduction of the depreciation and amortization costs of HTF or XTF SIMO on the basis that part of the costs was incurred for the benefit for related parities and not relevant to HTF or XTF SIMO's own direct business operations. Alternatively, the tax authority may deem rental revenue was received by HTF or XTF SIMO, which will be subject to BT and CIT.

Documentation requirements

- Effective from January 1, 2008, PRC companies are required to disclose their related party transactions in the annual CIT filings. In addition, PRC companies should prepare contemporaneous transfer pricing documentation ("TP Documentation") by May 31 of the following year (extended to December 31, 2009 for FY08 filing) unless the PRC companies can meet one of the following criteria:
  - Annual related party sales and purchases transactions are no more than Rmb200 (about US$29) and other related party transactions (e.g., intangibles, services or capital financing) are no more than Rmb40 (about US$6).

Transfer pricing issues

- The related party transactions are within the scope of an advance pricing arrangement.
- The foreign shareholding ratio does not exceed 50% with no cross-border related party transactions.

- Companies undertaking cost-sharing arrangements should also prepare TP documentation.
- The required documentation generally includes contemporary transfer pricing policies, calculation methods and explanations, comparables and profit level workings. The tax authority may adjust taxable income based on a reasonable method if it determines that the related party transactions are not carried out on an arm's-length basis.
- TP documentation should be maintained for 10 years starting from June 1 of the following year when the related party transactions take place.
- As represented by the management, no written transfer pricing policies were prepared or maintained by the PRC entities to support the above related party transactions.
- Based on information available to us and the representation of the Management, the PRC companies may be in the position to prepare TP documentation for the historical period as the companies' related party transactions volume reached the threshold for TP documentation. However, we have not conducted a full review of the companies' inter-company transactions.

Conclusion

The companies may be required to prepare transfer pricing documentation for the historical period.

The companies may have transfer pricing exposure on its related party transactions in historical period.

Historical corporate tax exposures and compliance

Historical CIT exposures arising from book-to-tax adjustment

Currency: US$000	FY08	FY09	11m10	Total
HTF	1	6	84	91
XTF SIMO	n/a	-	489	489
SHTF	n/a	n/a	91	91
WHTF	103	313	197	613
Total exposures	**104**	**319**	**861**	**1,284**

Source: Management presentation

Preferential CIT rate applied by SIMO Lamination

- SIMO Lamination applied a CIT rate of 15% during the historical period as management is of the view that the company is engaged in an encouraged industry located in the western region and therefore qualified for the preferential CIT rate of 15%.
- Although SIMO Lamination is located in the western region, there exists an uncertainty as to whether the company is classified as being in an encouraged industry. Management represented that SIMO Lamination had an oral confirmation from the responsible tax authority for the preferential CIT rate treatment. Despite that, management confirmed that no formal application had been made and no written approval or documents had been issued by the tax authority for the reduced CIT rate. In this respect, there is a risk that this treatment may be challenged in the future.

Insufficient book-to-tax adjustment

- Apart from the inappropriate CIT rates applied by the entity as discussed in *Transaction considerations*, we noted that the PRC entities did not make adequate tax adjustments when filing their CIT returns, which may give rise to additional CIT exposures. Please refer to table on the left for summary of the CIT exposures arising from the adjustments.
- The key adjustments include the following:

Expenses not supported by official invoices

- We noted that XTF SIMO and WHTF accrued sales rebates and a portion of travel allowances for XTF SIMO (transportation expenses for WHTF) are not supported by official invoices, which should not be deductible for CIT purposes. We added back these expenses (US$739 and US$572 for XTF SIMO and WHTF, respectively) in 11m10.

Disagreement on the usage rate applied in calculation of scraps from consigned processing products

- We noted that local tax authorities made a tax assessment on WHTF in FY09 with the result of VAT under-reporting of US$111 due to the disagreement on the usage rate applied in calculation of scraps from consigned processing products. WHTF argued that a lower usage rate should be applied because they exploited the processing products in a more efficient manner. Although the under-reported US$111 VAT has been settled by the company, it is expected that the disagreement will still exist in the future. However, as management is not able to provide the relevant amount, we are not able to quantify the relevant exposures.
- Also refer to *Sales taxes* section for the potential VAT exposures related to the usage rate applied.

Historical corporate tax exposures and compliance

Unapproved provision for doubtful debts and accrued expenses

- Provisions for doubtful trade receivables and accrued expenses are not deductible for CIT purposes unless approved by the tax authorities. We added back the additional provision and accrued expenses.

Non-deductible depreciation and amortization

- XTF SIMO did not receive official invoices for the assets (i.e., approximately US$0.5 million) acquired in FY08. The CIT deduction of the depreciation may be challenged by the tax authority due to the lack of official invoices to support the original tax basis. Additionally, XTF SIMO recorded additional value of buildings and lands based on the evaluation report, and the depreciation and amortization expenses may not be deductible for CIT purposes.
- SHTF capitalized the cost of nine production lines for US$25 million and reported US$835 depreciation expenses in 11m10. However, we noted that the production lines are not in place and the deduction of such depreciation expenses for CIT filing purposes may be challenged and the relevant CIT was estimated to be US$104.

Non-deductible travel allowances

- Based on the performance of sales employees, XTF SIMO calculated and paid travel allowances in the form of expenses reimbursements. The travel allowances were paid in cash and supported by the various invoices provided by employees. The CIT deduction of the travel allowances may be challenged by the tax authority as the invoices provided by employees were not related to the actual expenses (i.e., travel allowances) recorded in the management accounts. Due to the lack of detailed information, we were not able to quantify the potential CIT exposures in this respect. However, the relevant CIT impact is immaterial.
- Also refer to *Payroll taxes* section for the potential IIT exposures related to the travel allowance payment.

Waived liability

- In acquisition of WHTF, HTF owed Zhangjiachan government US$733 investment payment which is expected to be waived. Any loan forgiveness is taxable in China and the relevant CIT exposure is estimated to be US$81.

Unapproved losses for disposition of fixed assets

- Losses for disposition of fixed assets are not deductible for CIT purposes unless being kept a record in the tax authorities.

Non-refundable deposit and reserve

- WHTF withheld deposits and reserves when employees were hired and those deposits and reserves are a guarantee for employee conduct. Although the deposits and reserves are supposed to be refunded when the relevant employees leave WHTF, we noted that not all of them were returned back to the employee. As the

Historical corporate tax exposures and compliance

company has no plan to return in the near future, the relevant amount should be treated as other income and subject to CIT. The under-accrued CIT was expected to be US$39 in 2008 and US$34 in 11m10.

Local subsidy

- WHTF received some local subsidies of US$8 and US$15 from the local tax authorities in FY09 and 11m10 respectively which were not reported for CIT. The CIT exposures are about US$2 and US$4 for FY09 and 11m10 respectively.

Revenue cut off adjustments

- WHTF recognized the sale of scrap materials on an invoice basis which resulted in the delay of CIT reporting and payment of US$56 and US$49 in FY09 and 11m10.
- Also refer to the *Sales taxes* section for the potential VAT exposures related to the revenue cut off adjustment.

Super deduction

- SHTF enjoyed super deduction for its R&D expenses in 11m10 and the relevant deducted CIT expenses were US$27.

CIT deduction

- XTF SIMO invested totally US$6,204 in domestically manufactured equipment and 40% of the investment (i.e., US$2,482) could be deducted for CIT. Based on the CIT annual returns provided by management, XTF SIMO applied and deducted CIT expenses of US$490, US$704 and US$311 in FY06, FY07 and FY08, respectively. Therefore, the balance for CIT deduction was US$1,010 as of December 2008. We considered the CIT deduction when performing the adjustments for XTF SIMO.

Other tax adjustments

- We also made book-to-tax adjustments on other disallowed expenses, e.g., excessive entertainment expenses and non-deductible penalties.

Conclusion

SIMO Lamination should lodge a formal application with the tax authority to avoid any uncertainty on the preferential CIT rate.

Book-to-tax adjustments were not sufficiently made for CIT filing.

WHTF may still have a disagreement with the tax authorities on the usage rate applied in calculation of scraps from consigned processing products which may have potential tax exposures in future. However, it was not an uncommon practice in China.

Historical tax proof

Historical tax proof for HTF

Currency: US$000	FY08	FY09
Profits/before tax per management account	39,909	46,171
Statutory CIT rate	25%	25%
Statutory CIT Charge	9,977	11,543
Explanation of differences		
CIT difference due to disallowed expenses	54,385	2,997
CIT rate difference due to tax concessions	(5,986)	(6,926)
CIT charge per return	4,045	4,620
Historic effective tax rate	10.1%	10.0%
CIT charge per accounts	3,954	4,710
Historic effective tax rate	10.0%	10.2%

Source: Tax returns and management account

Overview of effective tax rate for HTF

- The historical effective tax rate of HTF was different from the statutory CIT rate at 25% during the historical period mainly due to the following reasons:

Preferential CIT rate

- As a WFOE, HTF has enjoyed a tax holiday of "2 year exemption and 3 year half rate" since 2006 with the reduced tax rate of 9% in FY08 and 10% in FY09.

Tax adjustment per annual CIT returns

- Book-to-tax adjustments on disallowed expenses (e.g., excessive donation, penalties, excessive entertainment expenses and sponsorship) were made by HTF during the historical period.

Overview of effective tax rate for SHTF

- The historical effective tax rate of SHTF was different from the statutory CIT rate at 25% during the historical period mainly due to the following reasons:

Preferential CIT rate

- As a WFOE, SHTF enjoyed a tax holiday of "2 year exemption and 3 year half rate" since 2008 with the CIT exemption in FY08 and FY09.

Conclusion

The effective tax rate was different from the statutory CIT rate in the historical period. Since the current year CIT charge in the management accounts was the expected amount of CIT paid during the year, including the tax adjustments for disallowed expenses and preferential CIT concessions, the current year CIT charge in the management accounts was not commensurate with the current year taxable profits.

Sales taxes

VAT exposures

Currency: US$000	FY08	FY09	11m10	Total
Conflict on usage rate applied				
WHTF	43*	67*		110
Revenue cut off				
WHTF		38	34	72
Sale of used fixed assets				
HTF		26		26
Total exposures	43	131	34	208

Source: Management

*: It has already been adjusted by tax authorities during the tax assessment in October 2009.

Incorrect capital injection procedure

- According to the relevant VAT regulations, the name of the payer, the invoice issuer and the delivery of goods should be under the same name. According to management, in FY08, HTF injected the assets acquired to WHTF as capital. For convenience, HTF requested vendor to transfer the assets and issue VAT invoices directly to WHTF, instead of HTF. As the title of invoices (i.e., WHTF) was not consistent with the payment settler (i.e., HTF), such a treatment may trigger the challenge from the tax authorities.

Disagreement on the usage rate applied in calculation of scraps from consigned processing products

- As discussed above, due to the disagreement with local tax authorities on the usage rate applied in calculation of scraps from consigned processing products, the local tax authorities requested WHTF to report additional VAT of US$43 and US$67 for FY08 and FY09, respectively. Although the additional VAT has been settled by the company, the issue has not been resolved and it is expected that the issue will still continue. Given there was insufficient information available, we are not able to quantify the relevant exposures. It also gives rise to CIT exposures as discussed in *Historical corporate tax exposures and compliance* section.

Revenue cut off adjustments

- As discussed above, WHTF recognized the sale of scrap materials on an invoice basis which resulted in the delay of VAT reporting and payment of US$38 and US$34 in FY09 and 11m10. It also has CIT exposures as discussed in *Historical corporate tax exposures and compliance* section.

Transfer of used fixed assets

- HTF did not report or pay VAT when it transferred its used fixed assets to SHTF in FY09 and the relevant VAT exposure was about US$26. Please refer to table on the left for summary.

BT

- According to the new BT regulation effective January 1, 2009, the services provided to entities within China are subject to BT. Service recipient has the BT withholding liability if the service provider is outside China.
- A HK institute provided R&D services for HTF and AEM paid a service fee of US$1,379 on behalf of HTF in 11m10. However, the relevant BT has not withheld from the service and the BT exposure is estimated to be US$69.

Conclusion

Minor VAT and BT were under-reported in historical period.

Payroll taxes

Under the current PRC IIT regulations, remuneration, including basic salaries, bonuses, allowances and benefits-in-kind paid by the employers to their employees, are subject to IIT. The employers have the obligation to withhold and remit IIT to the local tax authority on behalf of their employees.

Travel allowances paid to employees

- XTF SIMO paid travel allowances to employees in the form of expense reimbursement, i.e., employees were required to provide invoices to support the travel allowances payment. No IIT was withheld or reported by XTF SIMO on the travel allowance payment.
- The tax authority may challenge the payment for travel allowances because (i) the invoices provided by employees could not support the actual expenses;\ and (ii) the travel allowances were reimbursed in accordance with the performance (e.g., sales proceeds collected from customers x 1.6% (1.2% for VIP customers) x 70% for general customers or 60% for VIP customers). If XTF SIMO cannot substantiate to the tax authorities the travel allowance payments are business-related, the tax authority may treat the travel allowance as part of taxable remuneration paid to employees which may be subject to IIT.
- We were not able to estimate the potential IIT exposures due to the lack of information. XTF SIMO should consider the additional IIT costs on behalf of sales employees under full compliance for IIT reporting going forward.

One-off compensation to the ex-management team

- XTF SIMO paid a one-off compensation to the original management team (totally 14 employees) when HTF acquired the interest of XTF SIMO in October 2009. According to the IIT law and regulations, the potion of one-off compensation over three times of average salary for local employees for the past year should be subject to IIT.
- XTF SIMO did not fully report or withhold IIT on behalf of employees. The relevant IIT exposure was estimated to be US$39.

Incorrect practice applied by WHTF in IIT calculation

- WHTF applied a different IIT calculation method for its sales employees under which only 70% of the yearly salary was reported for IIT. Although it may not have the immediate IIT exposure as the current salary level of the sales employees is still below the taxable range, there may be IIT exposure when the salary level of sales employees increases.

Conclusion

The IIT practices adopted by XTF SIMO and WHTF were not in line with the prevailing tax regulations and may give rise to additional tax costs to the employees.

Other taxes

Other tax exposures

Currency: US$000		FY08	FY09	11m10	Total
SD					
	XTF SIMO	-	-	8	8
	SHTF	21	15	42	78
RET					
	XTF SIMO	-	11	48	59
ULUT					
	SHTF	20	2	-	22
Total exposures		41	28	98	167

Source: Management presentation

Stamp duty

- SD is payable on various dutiable documents, such as sales and purchase contracts, loan agreements, rental agreements and construction contracts, based on the SD rates of 0.005% to 0.1%. In general, SD is payable within one month of signing or executing documents.
- XTF SIMO: XTF SIMO did not report SD on its accounting books, i.e., the additional capital surplus. The SD exposure is estimated to be US$8.
- SHTF: SHTF did not report SD on its accounting books, i.e., the sales and purchase, loans and construction contract, etc. The SD exposure was estimated to be US$78.

Real estate tax

- RET is imposed on real estate owners in the PRC. The RET rate is 1.2% on the discounted value for self-used properties (i.e., a 10% to 30% discount on the original cost depending on location) or 12% on rental income for leased properties. The value for self-used properties includes the original value of property and the immovable accessories and auxiliary facilities.
- XTF SIMO: XTF SIMO has buildings in nine cities, i.e., Xi'an, Shanghai, Wuhan, Nanjing, Lanzhou, Xinjiang, Baoji, Chengdu and Yinchuan, which are used by its branches or subsidiaries. However, XTF SIMO did not fully report or paid RET on the self-used properties. The potential RET liability was US$271 for 3m09 and 11m10 based on the value of the properties in management account. In addition, XTF SIMO should accrue an additional RET of US$59 in the management account.

Urban land use tax

- According to the ULUT regulation, ULUT is imposed on the owner of land in the PRC. It is calculated based on the area of the land multiplied by the applicable ULUT rate.
- XTF SIMO: XTF SIMO accrued but did not fully report or pay ULUT for its owned land in 3m09 and 11m10. We estimated the under-reported ULUT to be US$374, which had no impact on EBITDA.
- SHTF: SHTF did not fully report and pay ULUT for its owned land in FY08 and FY09 and the ULUT exposure was about US$22 from the historical period. Please refer to table on the left for summary.

Conclusion

SD, RET and ULUT were under-reported in historical period.

Federal entity classification of AAG

- AAG was formed as a limited liability company. Under the US tax default entity classification rules, absent an election to the contrary, AAG would have been a disregarded entity (i.e., treated as a branch of AEM) until the time that Sheldon became a member of AAG, at which time it would have converted into a partnership for US tax purposes. Based on a statement in the HRBN amended FY07 tax return, it appears that an election was made for federal tax purposes to treat AAG as a corporation. The tax returns that have been filed for AAG are also consistent with the classification as a corporation. However, in the Amended and Restated Limited Liability Agreement of AAG, it appears that there is an intention to treat AAG as a partnership based on the various provisions within the agreement that are generally only applicable to a partnership (and not a corporation).
- The fact that AAG is treated as corporation should not result in any material historical tax exposures, but it could result in tax inefficiencies on a go-forward basis if AAG becomes profitable. This is because AAG, as a corporation, will be subject to tax based on its separate company income. If AAG is a partnership, its taxable income would flow through to its partners (i.e., AEM and Sheldon), which would allow AEM to offset such taxable income against any losses or expenses of HRBN and AEM. In addition, if AAG is a corporation, AEM would be subject to tax on 20% of such dividend whereas distributions of earnings by a partnership are generally not taxable.

Conclusion

US federal income tax classification of AAG is unclear and if AAG is treated as a corporation it could result in tax inefficiencies on a go-forward basis if AAG becomes profitable.

Deductions related to debt offering

- The FY07 Form 1120 (amended) filed for the HRBN US consolidated group reports deductions for interest expense of US$3,355 and amortization of US$5,075. No deductions for interest expenses and amortization were claimed in the FY08 and FY09 Form 1120 for the HRBN US consolidated group. It is our understanding that the deductions claimed for interest expenses and amortization in FY07 relate to the August 2006 debt offering. Since all or a portion of the debt remained outstanding during FY08 and FY09, it would appear that a corresponding deduction for interest expenses and amortization should have been claimed on Form 1120 for those years. We have asked the Target to clarify why a deduction was not taken.

Conclusion

Subject to clarification from the Company, it appears that a corresponding deduction for interest expense and amortization should have been claimed on Form 1120 for FY08 to FY09.

Investment in US property

- Under Section 956, a US corporation is required to include in taxable income the earnings of its controlled foreign subsidiaries or corporations ("CFC") to the extent the CFC is determined to have an "investment in US property". Although beyond the scope of this report, one way that a CFC could have an investment in US property is if it provides credit support for debts borrowed by a related US party (e.g., its parent) by pledging its assets or providing a guarantee for such debt. In addition, if more than two-thirds of the shares of the CFC are pledged to secure the debt, the CFC will be treated as pledging its assets.
- With respect to the debt that HRBN issued in 2006, HRBN pledged AEM stock as security for the debt and AEM provided a guarantee for the debt. However, AEM did not pledge the stock of its PRC subsidiaries and the PRC subsidiaries did not provide any guarantees or pledge their assets but are nevertheless required to provide credit support in the future to the extent the guarantees or pledges become enforceable pursuant to PRC law.

As AEM's primary asset is the stock of the PRC CFCs, he pledge of AEM's stock and AEM's guarantee to secure the debt borrowed by HRBN may, in substance, be viewed an indirect pledge of 100% of the shares of the PRC CFCs with the result being that the PRC CFCs would be treated as having an investment in US property equal to the amount of the debt. However, as (i) the shares of the Company's CFCs have not been pledged, (ii) AEM was not formed for purposes of or in anticipation of HRBN's debt issuance (i.e., AEM was an "old and cold" entity), and (iii) we understand that any guarantees or pledges provided by the PRC subsidiaries are not enforceable under PRC laws that are currently in effect (and were also in effect at the time of the debt issuance) the risk associated with the Company having a potential investment in US property is considered low

Conclusion

Although there is a low risk that the PRC CFCs may be treated as having an investment in US property, the Company has a sound position for treating the PRC CFCs as not having an investment in US property .

Appendices

Appendix A - Extract of Engagement Agreement terms

Extract of "Disclosure of our report" in the Statement of Work (Appendix A)

Disclosure of our reports

Notwithstanding section 12 of the General terms and conditions (Appendix C) you may disclose our report to advisors (in addition to lawyers) who need to know the contents of our reports in order to advise you in connection therewith and who have agreed to be bound by the terms and conditions of this Agreement relating to restrictions on their use and disclosure.

In the event that you wish to make copies of our Report available to a number of interested parties as part of the sale process, we are prepared to consent to such a request but only on the basis that we do not owe them any duty of care as a result of giving such consent. To this end we will require a signed release letter, the form of which is attached as Appendix D of the Engagement Agreement, from those parties who are to receive a copy of our draft Report.

Extract of Sections 11-15 of the General Terms and Conditions

Our Reports

11. Any information, advice, recommendations or other content of any reports, presentations or other communications we provide under this Agreement ("Reports"), other than Client Information, are for your internal use only (consistent with the purpose of the particular Services).

12. You may not disclose a Report (or any portion or summary of a Report), or refer to us or to any other EY Firm in connection with the Services, except:

(a) to your lawyers (subject to these disclosure restrictions), who may use it only to give you advice relating to the Services,

(b) to the extent, and for the purposes, required by subpoena or similar legal process (of which you will promptly notify us),

(c) to other persons (including your affiliates) with our prior written consent, who have executed an access letter substantially in the form of Appendix E of the draft Engagement Agreement may use it only as we have specified in our consent, or

(d) to the extent it contains Tax Advice, as set forth in Section 13.

If you are permitted to disclose a Report (or a portion thereof), you shall not alter, edit or modify it from the form we provided.

13. You may disclose to anyone a Report (or any portion or summary thereof) solely to the extent that it relates to tax matters, including tax advice, tax opinions, tax returns, or the tax treatment or tax structure of any transaction to which the Services relate ("Tax Advice"). With the exception of tax authorities, you shall inform those to whom you disclose Tax Advice that they may not rely on it for any purpose without our prior written consent.

14. You may incorporate into your internal documents any summaries, calculations or tables based on Client Information contained in a Report, but not our recommendations, conclusions or findings. If you then disclose such internal documents to anyone, you shall assume sole responsibility for their contents and you shall not refer to us or any other EY Firm in connection with them.

15. You may not rely on any draft Report. We shall not be required to update any final Report for circumstances of which we become aware, or events occurring, after its delivery.

Appendix B - Procedures

The following presents the procedures performed with respect to certain financial information ("Procedures") of Harbin Electric, Inc. and its subsidiaries (the "Group" or the "Target") based on our discussion with you. Whilst we used reasonable endeavor in the circumstances to address the specific areas of enquiry included in our scope below, such information were unavailable on the data provided to us by Target management, or at all. Our procedures performed, and any limitations to our scope, were set out in our Report.

The Procedures will be performed on the consolidated results of the Group.

Definition of terms used in this document:

Historical period – Years ended December 31, 2008 and 2009 and November 30, 2010 ("FY08", "FY09", and "11m10" respectively).

Balance sheet dates – December 31, 2009 and November 30, 2010 ("Dec09" and "Nov10", respectively).

Procedures

Key buyer objective	Potential issues	Ernst & Young work
Quality of Audit Work Papers		
Audit work papers ▶ Understand the basis of the audits. ▶ Do the audited accounts provide a reliable basis for our due diligence?	▶ There may be issues relating to the scope or materiality of the audit or important audit findings that affect the proposed transaction.	▶ Discuss with the Target's auditors on the following: – What is the impact of the current investigation of Frazer Frost, LLP. on the audit opinions previously issued? – What is the scope and materiality of the relevant audits? – What audit opinions have been given? – Does the reading of the audit file give rise to concerns over the robustness of audited information for our purposes? – Were significant adjustments proposed or made or significant audit issues raised? (Also ascertain and understand the issues raised by the auditors during the course of the audit and consider their relevance to the work we are performing.) – What significant management letter points have been raised? – What is the basis of accounting treatments for the acquisition of subsidiaries?

Appendix B - Procedures

Key buyer objective	Potential issues	Ernst & Young work
Quality of earnings		
Adjusted and pro forma EBITDA ▶ Aid the comparison of historical year on year earnings and identify underlying the growth and margin trends. ▶ Reconcile the Group's reported earnings before interest, taxes, depreciation and amortization ("EBITDA") to adjusted EBITDA and pro forma EBITDA for items that are non-recurring or will affect the future business operating model.	▶ The historical results may be effected by: – One–time/non-recurring items. – Provisions made/released. – Basis (and consistency) of allocation of costs between divisions. ▶ The current year's earnings may not reflect the full year effect of actions already taken/initiatives under way/investments already made. The adjusted results may not take into account the full year effect of: – Acquisitions of Xi'an Tech Full Simo and Weihai Tech Full. – New customer contracts and current supply arrangements. – Production or capacity investments. – Cost base restructuring and rationalization.	▶ Discuss with management key accounting policies (and changes thereon), changes in reserves, related party transactions, differences between year-end and interim accounting procedures. ▶ Discuss with management the key terms of the acquisitions of Xi'an Tech Full Simo and Weihai Tech Full and their implication on the Group's historical financial statements. ▶ Analyze the Group's pro forma operating results taking into account the acquisition impact during the historical period. ▶ Analyze the components of other income and expenses to identify items that should not be considered in adjusted EBITDA. ▶ Analyze year over year trends in the Target's revenues and cost structure to identify potential one-time or other non-recurring revenue or expense items. ▶ Explain the nature of adjustments, comment on their impact and implications for future earnings. ▶ Prepare an adjusted and Pro Forma EBITDA schedule for the historical period.
Key business drivers and current year trading ▸ Understand the key drivers of the historical periods and their impacts on future growth and gross margin.	▶ The analysis of the historical trading performance needs to take into account the following: – Extent to which the business has grown organically or by acquisition. – Relative contribution of the different key products at the sales, gross profit and EBITDA level. – Trading relationships with key customers and suppliers. Major contracts won/lost. – Impact on revenue, Cost of goods sold of	▶ Conduct detailed analysis on 20 major customer contracts to assess the product sales, including: – Read customer contracts and understand the business terms. – Vouch delivery records, related invoices and client payment records – Discussion with customers **[We performed the above procedures and did not notice any irregularities.]**

Appendix B - Procedures

Key buyer objective	Potential issues	Ernst & Young work
	increases/decreases in prices (e.g., metal and key component parts) and volumes thereon. – Negative trends such as declining margins and operating profit margin. ▶ Costs of sales may have been incorrectly capitalized.	▶ Understand the revenue (and accounts receivable) recognition policies and procedures. – Customer acceptance and retention. – Pricing and payment policies (and discounts thereon). – Distribution channels. – Sales terms and billing practices. ▶ Analyze historical results (revenue, gross margin and EBITDA) by: – Major product categories (e.g., linear motors and related systems, specialty micro-motors, rotary motors and others). – Business unit if similar products are produced in more than one entity. – Major customers. – Distribution channels. ▶ Analyze gross to net sales, especially sales returns in early next year. ▶ Understand the cost (inventory) recognition policies and procedures not limited to the following: – Suppliers' relationship and ordering system. – Payment terms, including any rebates/commissions, kickbacks. – Method of allocation of manufacturing overhead (if any) to the costs of goods sold ("COGS") and inventory. ▶ Analyze a schedule of COGS for the historical periods. ▶ Analyze the COGS of the same 20 major sales transactions (as the revenue analysis): – Obtain and analyze the COS components of each of major contracts, including materials, direct labor and overheads, etc.

Appendix B - Procedures

Key buyer objective	Potential issues	Ernst & Young work
		– Calculate the gross margin of each sales transaction. **[Except for HTF, all other locations COS were performed on a monthly basis instead of order-to-order basis; therefore, we analyze the sales transactions to the monthly COS calculation worksheets.]** ▸ Analyze a schedule of manufacturing overhead for the historical period. Analyze separately labor costs. ▸ Inquire of management capitalization policies and gain understanding of any significant repairs and maintenance accounts. ▸ Understand fixed/semi variable nature of expenses.
Operating expenses ▸ Understand the operating cost structure of the business.	▸ The current cost structure may not be indicative and/or supportive of the forecasted revenues. ▸ Acquisitions and other non-recurring items may distort historical trends. ▸ Costs may have been capitalized. ▸ Expenses may be inappropriately allocated to divisions/subsidiaries.	▸ Analyze the following schedules for the historical period, inquire about unusual trends: – Selling expenses, R&D expenses, general and administrative expenses and finance expenses, etc., disaggregated by significant components for each period in the historical period. – Average headcount and compensation, disaggregated between major expense categories (such as salaries, bonus, social welfare, and other statutory costs, etc,). – Shipping and handling costs by product category or customer. – Repairs and maintenance expenses. – Legal and professional fees. – Inquire of management expense capitalization policies. – Consider respective provisions for accounts which require significant management judgments such as bad debts provisions, inventory provisions, warranties provisions, etc.

Appendix B - Procedures

Key buyer objective	Potential issues	Ernst & Young work
Quality of net assets and funding items		
Net assets ▶ Understand the nature of items included on the balance sheet and potential areas of subjectivity	▶ The reported balance sheet may contain overstated net assets or understated liabilities. (e.g., off balance sheet items that may impact valuation). ▶ The book value of tangible and intangible assets is unlikely to equal their fair value. A purchase price allocation exercise may be required post-closing.	▶ Compare the balance sheet as at Nov10 to that at Dec09. ▶ Analyze the key line items in the balance sheet: – Cash and cash equivalents (including restricted cash). – Notes and accounts receivable, and customer deposits. – Inventory. – Plant and equipment. – Other assets including goodwill, intangible assets, advances on non-current assets. – Notes and accounts payable, and advances on inventory purchases. – Taxes payable, other payables and accrued liabilities. – Amounts due to original shareholders. – Warrant liability. ▶ Comment on material judgmental areas such as warrant liability. ▶ Understand employee pension and social welfare provision status.
Net debt and off balance sheet items ▶ Establish the level of net debt in the business and the expected net debt at the proposed acquisition date.	▶ Net debt may not be correctly defined and consideration needs to be given as to how debt-like items are treated for valuation purposes. Reported debt may adjust for: – Third party; inter-company debt and trading debts/liabilities. – Accrued interest, charges. – Finance leases and Debt-like items. – Tax balances. – Other off balance sheet items and trapped cash.	▶ Prepare an analysis of net debt, taking into account: – Interest bearing financial debt as well as any other debt like balances (e.g., CapEx creditors). – Any items to be included in working capital that should be considered as net debt.

Appendix B - Procedures

Key buyer objective	Potential issues	Ernst & Young work
Capital expenditure ("CapEx") ▶ Understand the impact of planned CapEx on cash flow.	▶ Current funding may be insufficient for future CapEx.	▶ Analyze the schedule of historical CapEx. ▶ Consider future CapEx and compare with: – Historical trends – Known plans for the business – Capacity constraints
Working capital ▶ Gain an understanding of the Group's seasonality in respect of revenues, operating profits, cash flows and working capital.	▶ The reported historical working capital position of the business may not be indicative of the position in the future and may be distorted by: – Seasonality of the business. – Different working capital cycles in different products. – Management actions to manage working capital. – Changes in the structure of the business (acquisitions, disposals). – Inter month peaks and troughs caused by trading cycles. – Year end (or quarter end) procedures to manage working capital for covenant compliance or external statutory reporting.	▶ Analyze a schedule of the Group's monthly working capital during the historical period and determine the seasonal working capital high and low points. **[We were provided with quarterly (instead of monthly) financial statements by entity]** ▶ Calculate working capital ratios of DSO (days sales' outstanding), DIO (inventory turnover) and DPO (days' payable outstanding) as of the historical balance sheet dates (DIO and DPO calculated with cost of sales). Inquire about unusual deterioration trends and consider potential improvements.
Contingencies ▶ Understand the entities exposure to off balance sheet items.	▶ Significant guarantees and off balance sheet commitments may exist as part of the: – Business operations. – Financing structure. – Regulatory compliance. – Employee structure.	▶ Read significant contracts and agreements, as applicable to identify: – Firm purchase commitments. – Guarantees and warranties. **[As of November 30, 2010, XTF SIMO granted two third-party companies (Xi'an Guolin Holdings Co., Ltd. and Baoji Zhongcheng Tooling Co., Ltd.) guarantees with a total amount of Rmb30,000. In return, these two third-party companies provided corporate guarantees to XTF SIMO of Rmb40,420.]** – Hedging contracts. **[Management represented that there was no hedging contract as of January 15, 2011.]**

Appendix B - Procedures

Key buyer objective	Potential issues	Ernst & Young work
		▶ Obtain and analyze the details of capital and operating lease commitments as of Dec10. ▶ Discuss the summary of significant claims with management and the company's lawyers and/or legal due diligence team. **[Management represented that there were no significant claims as of January 15, 2011.]** ▶ Understand historical social welfare and employee pension compliance, funding and commitments.
Related party transactions ▶ Identify related party transactions impacting earnings and Company operations.	▶ The transactions are not at arm's length and post-closing profitability will be affected by the change in control. ▶ Recorded related party transactions may be incomplete.	▶ Obtain a list of related parties from management (including shareholders' relatives and related companies). ▶ Understand the related party transactions and potential impact on earnings. ▶ Discuss their nature, payment terms and whether they are at arm's length. ▶ Confirm with management that the Target has fully captured its operating expenses paid by related parties. ▶ Inquire about any off-balance sheet transactions with related or third parties and be alert for any such transactions. **[Management represented that there were no related party transactions during the historical period.]**
Quality of financial information		
Source of numbers and reconciliation ▶ Understand the suitability of the financial information presented for the financial appraisal of the business.	▶ The suitability of the financial information presented may be impacted by the following: – Impact of significant acquisitions or divestments over recent years. – Major contracts won/lost. – Significant year-end and audit adjustments may	▶ Provide commentary on the following: – The source of key figures and the reconciliations – Whether the reconciliation of differences can be adequately explained or adjusted – The underlying assumptions and the nature and degree of estimation in the financial data.

Appendix B - Procedures

Key buyer objective	Potential issues	Ernst & Young work
	impact interim data.	– Whether there are any carve-out and pro forma issues; i.e., what are the principal adjustments made to the numbers for "underlying" profitability purposes? ▶ Understand accounting of Company's major acquisitions.
Significant accounting policies and procedures ▶ Understand the policies and procedures applied in the preparation of the financial information.	▶ To understand the policies and procedures applied in the preparation of the financial information. ▶ The policies, procedures and practices applied in preparation of the financial information are relevant to the sector, country, etc., and will affect the reporting of past and future performance.	▶ Provide commentary on the following: – Are accounting policies and practices appropriate and in line with industry practices? – Have they been consistently applied? – What are the judgmental areas? – Is there any evidence to suggest accounting policies or practices have been used to manipulate reported results? – Are there any significant features of applicable GAAP that could impact the understanding of the numbers?
Quality of financial information ▶ Understand the management information systems. ▶ What management information is available?	▶ The quality of information and management reporting may not be adequate and raises doubts as to the reliance that can be placed on the historical financial information generated.	▶ Provide commentary on the following: – How management information is generated and how useful is it in the context of the current and anticipated needs of the business? – What KPIs are measured and are they appropriate to the business and consistent with industry norm? – What financial systems and controls exist?
Tax due diligence – Advanced Automation Group SH, Ltd, Harbin Tech Full Electric Co., Ltd., SH Tech Full Electric Co., Ltd.		
▶ Understand the general tax compliance environment. ▶ Identify potential recurring tax issues that will impact the reported EBITDA	▶ The approaches to tax reporting by the Company are not in line with the regulations. ▶ Tax control environment. ▶ Recurring tax exposures in the business operations pre and post-acquisition.	▶ Detailed inquiry of management, finance and tax personnel regarding the approach to tax reporting by the Company and the associated control environment. ▶ Read audit reports and other basic documents to ascertain the Company's structure and tax attributes

Appendix B - Procedures

Key buyer objective	Potential issues	Ernst & Young work
	▶ Unrecorded income ▶ Incorrect tax rates applied to income. ▶ Eligibility and sustainability of tax benefits. ▶ Transfer pricing issues in relation to the current business operations. ▶ Withholding tax issues in relation to the current business operations (if any).	and identify the taxes to which the Company is subject and the rates thereof. ▶ Compare management accounts with tax returns to identify discrepancies and sources of exposure such as unreported revenues. ▶ Consider whether tax holidays (e.g., CIT and VAT exemption), preferential rates, subsidies and other concessions obtained by the above Company are supportable and sustainable. ▶ Read information on related party transactions to understand whether they appear to be conducted on an arm's length basis. ▶ Read correspondence with tax bureau including field audit notices and adjustments. ▶ Clarification with the responsible tax authority regarding local practices towards tax reporting, if appropriate. ▶ Identify significant misstatements in tax returns due to incorrect tax treatment, aggressive tax positions, etc.
Historical tax issues ▶ Identify historical tax issues that have an impact on the reported NAV.	▶ Recurring tax issues described in EBITDA section above. ▶ One-off / non-recurring events that trigger potential tax exposures in the current business operations. ▶ Potential Corporate Income Tax ("CIT") exposures in the current business operation due to: a. Unrecorded income. b. Inadequate CIT adjustments for non-deductible expenses. c. Changes in shareholding of the Company, acquisition and disposal of investments. d. Utilization of invalid tax losses.	▶ Detailed inquiry of management, tax and financial personnel regarding any historic reorganization or changes that may affect the historic tax position. ▶ Inquiry regarding the historical tax assets and determination of the likelihood of future realization of those assets. ▶ Inquiry regarding the impact of the historical tax position on the tax structure going forward.

Appendix B - Procedures

<table>
<tr><th>Key buyer objective</th><th>Potential issues</th><th>Ernst & Young work</th></tr>
<tr><td>Anti-avoidance rules</td><td>▶ Transactions without reasonable business objectives resulting in a reduction, avoidance or deferral of tax payments.
▶ The existence of holding company that lacks economic substance.</td><td>▶ Understand the operations and economic substances of the entities and assess the tax exposures from PRC tax perspectives.
▶ Discuss the purpose of establishing the above entities and where the management is located to manage the operations of the entities.</td></tr>
<tr><td>Effective tax rate
▶ Identify the key issues affecting the effective tax rate.</td><td>▶ The Company's tax rates may vary from the statutory rate.</td><td>▶ Identify what has historically affected the effective rates of tax of the Company.</td></tr>
<tr><td colspan="3">Limited scope tax due diligence on Weihai Tech Full Simo Motor Co., Ltd. and Xian Tech Full Simo Motor Co., Ltd.</td></tr>
<tr><td>▶ Seek to identify significant PRC tax issues associated with the current business operations to understand whether more detailed tax procedures are required based on management representations.</td><td>▶ Unrecorded income leading to underreporting of taxes.
▶ Tax issues identified in tax audits performed by tax bureau.
▶ Transfer pricing issues.
▶ Invalid or unsustainable tax concessions applicable to the Company.
▶ Tax compliance environment.</td><td>Management inquiry (typically by telephone) regarding the following tax related areas and reading of selected documentation:
▶ Major taxes that the Company has been reporting to and the approach to reporting.
▶ Tax control environment of the Company.
▶ Understand what tax audits have been conducted and the results thereof.
▶ Understand the transfer pricing policy of the Company and the nature of any inter-company transactions.
▶ Understand the validity of any tax concession obtained by the Company.
Note: Quantification of potential tax exposures can be provided to the extent that it is possible to do so with reasonable certainty. Any major limitations in scope as a result of the level of management / information access will be noted in the report as appropriate.</td></tr>
</table>

Appendix B - Procedures

The following presents the high level US tax procedures performed for Harbin Electric Inc. and subsidiaries under the assumption that the US entities have no activity or commercial operations other than the research and development ("R&D") activities that are conducted by Advanced Automation Group, LLC. The procedures outlined below are limited only to federal income tax (and thus do not include any procedures related to state and local income and non-income taxes) and are intended to identify any potential issues that should be further analyzed in order to assess whether there are potential historical tax exposures or potential implications to the group's effective tax rate. To the extent potential issues are identified and further analysis is required in order to further research and quantify any potential issues, we will follow-up with you to agree on the additional procedures and fees before commencing our work.

Key buyer objective	Potential issues	Ernst & Young work
▶ Identify potential US tax issues that have an impact on the reported NAV or the effective tax rate.	▶ Potential US federal income tax exposures in the current business operation due to: – Unrecorded/unreported income. – Inadequate adjustments for non-deductible expenses. – Activities, operations, or intercompany arrangements / transactions with the PRC subsidiaries. ▶ Utilization of invalid tax losses.	▶ Read 2008 – 2010 US federal income, primarily focusing on the R&D activities conducted by Advanced Automation Group, LLC, reading of Forms 5471 and activities of the PRC entities. ▶ Read 2008 – 2010 (and YTD 2010) financial statements, including separate financial statements for each entity. ▶ Read the debt and hedge agreements ▶ Understand how acquisitions have been structured and financed ▶ Understand the group's treasury strategy and how cash is moved around the group ▶ Understand the agreement between the Company and Shelton Technology LLC ▶ Understand how the Company's tax loss carryforward in the US was built up. ▶ Detailed inquiry of management, tax and financial personnel regarding any related party transactions, reorganization or changes that may affect the tax position.

Appendix C - Group structure as of November 30, 2010

Group structure as of Nov10

Source: Management


100%
Yang
Hero
Other shareholders
22.63%
8.48%
68.89%
HRBN
100%
AEM
51%
AAG
Offshore
Onshore
100%
100%
40%
SHAAG
HTF
60%
SHTF
100%
100%
WHTF
XTF SIMO
100%
100%
100%
100%
80%
SIMO Lamination
SIMO Transport
SIMO Mould
SIMO Ada
SIMO Casting
Xiqin
XEM Boshan*
XEM Chengdu*
XEM Hanzhong*
XEM Lanzhou
SIMO Nanjing*
XEM Shanghai*
XEM Taiyuan*
XEM Ulumqi*
XEM Wuhan*
SIMO Kunming
SIMO 1st sales
SIMO 2nd sales
SIMO Shenyang
SIMO Lanzhou
XTF SIMO has15 wholly owned sales subsidiaries as of Nov10. There are also 8 sales branches sharing sales force and offices with corresponding sales subsidiaries in the same region (marked with *).

Appendix D - Summary of HRBN's subsidiaries as of November 30, 2010

HRBN's subsidiaries summary

	Percentage of equity interest	Principal activities
US incorporated subsidiaries:		
AEM	100%	Investment holding
AAG	51%	Design and research and development of industrial automation controllers
PRC operating subsidiaries:		
HTF	100%	Sales and produce linear motors and related systems
SHTF	100%	Sales and produce specialty micro-motors
SHAAG	100%	Sales and produce industrial automation controllers
WHTF	100%	Sales and produce rotary motors for agricultural and industrial use
XTF SIMO	100%	Sales and produce rotary motors for industrial use
XTF SIMO's subsidiaries:		
Xiqin	100%	Sales of XTF SIMO products
XEM Boshan	100%	Sales of XTF SIMO products
XEM Chengdu	100%	Sales of XTF SIMO products
XEM Hanzhong	100%	Sales of XTF SIMO products
XEM Shanghai	100%	Sales of XTF SIMO products
XEM Taiyuan	100%	Sales of XTF SIMO products
XEM Urumqi	100%	Sales of XTF SIMO products
XEM Wuhan	100%	Sales of XTF SIMO products
SIMO Shenyang	100%	Sales of XTF SIMO products
SIMO Lanzhou	100%	Sales of XTF SIMO products
XEM Lanzhou	100%	Sales of XTF SIMO products
SIMO Lamination	100%	Manufacture and sale of rotors and stators
SIMO Transport	100%	Logistics services provided for SIMO Group
SIMO Mould	100%	Manufacture of moulds
SIMO Ada	100%	Property holding and sales of XTF SIMO products
SIMO Nanjing	100%	Sales of XTF SIMO products
SIMO Kunming	100%	Sales of XTF SIMO products
SIMO 1st Sales	100%	Sales of XTF SIMO products
SIMO 2nd Sales	100%	Sales of XTF SIMO products
SIMO Casting	80%	Inactive starting from April 2010

Source: Provided by management

Appendix E - Signed Hold Harmless Letter

Executed Hold Harmless Letter

Source: Hold Harmless Letter

FRAZER FROST, LLP
Certified Public Accountants

December 29, 2010

Ernst & Young (China) Advisory Limited
16 Floor, Ernst & Young Tower, Oriental Plaza
1 East Chang An Ave., Beijing 100738, China

We have previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the December 31, 2008 and 2009 financial statements of Harbin Electric, Inc. We issued our audit report for December 31, 2008 and 2009 dated March 12, 2009 and March 15, 2010, respectively, and we have not performed any audit procedures since that date.

In connection with your due diligence process of Harbin Electric, Inc, you have requested access to our workpapers prepared in connection with our audit of Harbin Electric, Inc for the years ended December 31, 2008 and 2009 financial statements. Harbin Electric, Inc has authorized our firm to allow you to review those workpapers. We understand that the purpose of your review is to obtain further understanding regarding Harbin Electric, Inc and our 2008 and 2009 audit to assist you in your due diligence process. For that purpose only, we will provide you access to our workpapers that relate to your objective.

Our audit and the workpapers prepared in connection with it of Harbin Electric, Inc financial statements were not planned or conducted in contemplation of your review. Therefore, items of possible interest to you may not have been specifically addressed. During our audit, our use of professional judgment and our assessment of audit risk and materiality means that matters may have existed that would have been assessed differently by you. We make no representation as to the sufficiency or appropriateness of the information in our workpapers for your purposes.

Because your review of our workpapers is undertaken solely for the purpose described above, you agree that (1) the information obtained from your review will not be used by you for any other purpose, (2) you are unable to, and will not, comment orally or in writing to anyone as to whether, as a result of your review, our audit was performed in accordance with the Standards of the Public Company Accounting Oversight Board (United States), and (3) you will not provide expert testimony or [illegible] support services involving issues relating to the quality of our audit. Furthermore, you agree that you do not intend to use the audit results documented in our workpapers as audit evidence in rendering your decision / opinion on the due diligence process of Harbin Electric, Inc except as contemplated in AU 315.

You also agree to obtain on our behalf any releases that you obtain from such third party. You agree to advise us promptly upon receipt of any request by subpoena or other court order for access to your workpapers that include copies or reference to our workpapers or information otherwise derived from them.

Please confirm your acceptance and agreement with the preceding conditions by signing and dating the [illegible] copy of this letter.

Very truly yours,

Frazer Frost, LLP

Susan Woo, Partner

135 South State College Boulevard, Suite 300 | Brea, California 92821 | 714.990.1040 | frazerfrost.com
[illegible]
FRAZER FROST, LLP is an independent firm associated with Moore Stephens International Limited.

FRAZER FROST, LLP

Page 2 of 2

RESPONSE:

This letter correctly sets forth our understanding:
Ernst & Young (China) Advisory Limited

By: Lim Cai, Managing Director   Date:

ERNST & YOUNG